EXECUTION VERSION

ASSET PURCHASE AGREEMENT
BY AND BETWEEN
JOHNSON CONTROLS, INC.
AND
GENTEX CORPORATION
_______________________
Dated as of July 18, 2013

TABLE OF CONTENTS

DEFINITIONS	1

Section 1.1	Definitions 1
Section 1.2Other Defined Terms    11

PURCHASE AND SALE; CLOSING	13
Section 2.1Purchase and Sale    13
Section 2.2Purchase Price    13
Section 2.3Closing Date    13
Section 2.4Purchased Assets    14
Section 2.5Excluded Assets    15
Section 2.6Assumed Liabilities    17
Section 2.7Retained Liabilities    17
Section 2.8Closing Deliveries    18
Section 2.9Estimated Purchase Price Adjustment    19
Section 2.10Post-Closing Statement    19
Section 2.11Reconciliation of Statements    20
Section 2.12Post-Closing Adjustment    21
Section 2.13Purchase Price Allocation    21
Section 2.14Non-Assignment; Consents    22
Section 2.15Tax Withholding    24

REPRESENTATIONS AND WARRANTIES OF SELLER	24
Section 3.1Organization, Standing and Power    24
Section 3.2Authority; Execution and Delivery; Enforceability    25
Section 3.3No Conflicts; Consents    25
Section 3.4Proceedings    25
Section 3.5Financial Statements; Absence of Undisclosed Liabilities    26
Section 3.6Absence of Changes or Events    26
Section 3.7Title; Sufficiency of Assets    27
Section 3.8Intellectual Property    27
Section 3.9Real Property    29
Section 3.10Contracts    29
Section 3.11Compliance with Applicable Laws; Permits    31
Section 3.12Environmental Matters    31
Section 3.13Taxes    32
Section 3.14Labor Relations; Employees and Employee Benefit Plans    32
Section 3.15Inter-Company Contracts    34
Section 3.16Brokers    34
Section 3.17Customers and Suppliers    34
Section 3.18Illegal Payments    35
Section 3.19Product Warranties    35
Section 3.20Import and Export Controls    35
Section 3.21No Other Representations or Warranties    35

REPRESENTATIONS AND WARRANTIES OF PURCHASER	36
Section 4.1Organization, Standing and Power    36
Section 4.2Authority; Execution and Delivery; Enforceability    36
Section 4.3No Conflicts; Consents    36
Section 4.4Financial Ability to Perform    37

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Section 4.5Brokers    37
Section 4.6Investigation    37
Section 4.7No Other Representations or Warranties    37

COVENANTS	37
Section 5.1Efforts    37
Section 5.2Covenants Relating to Conduct of Business    40
Section 5.3Confidentiality    42
Section 5.4Access to Information    43
Section 5.5Publicity    44
Section 5.6Employee Matters    44
Section 5.7Financial Obligations    48
Section 5.8Names Following Closing    48
Section 5.9Insurance    48
Section 5.10Litigation Support    49
Section 5.11Payments    50
Section 5.12Non-Solicitation of Employees; Purchase Obligation    50
Section 5.13Misallocated Assets    50
Section 5.14Inter-Company Contracts    51
Section 5.15Delivery of Financial Statements    51
Section 5.16Cross License    51
Section 5.17Further Assurances    53
Section 5.18Real Estate Matters    53
Section 5.19Intellectual Property Matters    54
Section 5.20Tangible Personal Property Matters    55
Section 5.21Seller’s Internal Reorganization    55
Article VI CERTAIN TAX MATTERS    56
Section 6.1Cooperation and Exchange of Information    56
Section 6.2Transfer Taxes    56
Section 6.3Mexican VAT    56
Section 6.4German VAT    58
Section 6.5Tax Proceedings Relating to Successor Liability    58
Section 6.6Certain Withholding Taxes    59
Section 6.7Tax Treatment    59

CONDITIONS PRECEDENT	59
Section 7.1Conditions to Each Party’s Obligations to Close    59
Section 7.2Conditions to Obligations of Purchaser to Close    60
Section 7.3Conditions to Obligations of Seller to Close    60
Section 7.4Frustration of Closing Conditions    61

TERMINATION; EFFECT OF TERMINATION	61
Section 8.1Termination    61
Section 8.2Effect of Termination    62
Section 8.3Notice of Termination    62

INDEMNIFICATION	62
Section 9.1Survival    62

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Section 9.2Indemnification by Seller    63
Section 9.3Indemnification by Purchaser    64
Section 9.4Procedures    65
Section 9.5Exclusive Remedy and Release    66
Section 9.6Additional Indemnification Provisions    67
Section 9.7Limitation on Liability    67
Section 9.8Mitigation    67
Section 9.9Tax Treatment of Indemnity Payments    67

GENERAL PROVISIONS	68
Section 10.1Entire Agreement    68
Section 10.2Assignment    68
Section 10.3Amendments and Waivers    68
Section 10.4No Third-Party Beneficiaries    69
Section 10.5Notices    69
Section 10.6Specific Performance    70
Section 10.7Governing Law and Jurisdiction    70
Section 10.8Waiver of Jury Trial    71
Section 10.9Severability    71
Section 10.10Counterparts    71
Section 10.11Expenses    72
Section 10.12Interpretation; Absence of Presumption    72

EXHIBITS
Exhibit A    Form of Assignment Agreement and Bill of Sale
Exhibit B    Allocation Principles

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ASSET PURCHASE AGREEMENT
This ASSET PURCHASE AGREEMENT, dated as of July 18, 2013 (this “Agreement”), is by and between Johnson Controls, Inc., a Wisconsin corporation (“Seller”), and Gentex Corporation, a Michigan corporation (“Purchaser”).
WHEREAS, Seller and certain of its Subsidiaries are engaged in, among other things, the Business;
WHEREAS, on the terms and subject to the conditions set forth herein, the Seller Entities shall sell, assign, transfer and convey to the Purchaser Entities, and the Purchaser Entities shall purchase and acquire from the Seller Entities, all of their right, title and interest in and to the Purchased Assets, and the Purchaser Entities shall assume the Assumed Liabilities (the “Transaction”); and
WHEREAS, simultaneously with the Closing under this Agreement, Seller, Purchaser and certain of their respective Affiliates desire to enter into certain other agreements in connection with the transactions contemplated hereby.
NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, on the terms and subject to the conditions of this Agreement, the parties hereto hereby agree as follows:

Article I
DEFINITIONS
Section 1.1    Definitions. As used herein, the following terms have the meanings set forth below:
“Accounting Principles” shall mean the accounting principles, practices, methodologies and policies that are set forth on Section 1.1(a)(i) of the Seller Disclosure Schedules.
“Accounts Payable” means any and all trade and accounts payable of the Business outstanding as of 11:59 p.m. Eastern Time on the day immediately preceding the Closing Date under any Business Contract.
“Accounts Receivables” means any and all trade and accounts receivable of the Business outstanding as of 11:59 p.m. Eastern Time on the day immediately preceding the Closing Date under any Business Contract, excluding any Retained Receivables.
“Action” means any Proceeding, claim, cause of action, audit, review, inquiry, assessment, hearing, complaint, demand, legal proceeding (whether sounding in contract, tort or otherwise, whether civil or criminal and whether brought at law or in equity), examination, or investigation.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise. For purposes of this Agreement, neither the Seller Entities nor Seller shall be deemed Affiliates of Purchaser, nor, as of and after Closing, of the Business.
“Automotive Electronics Business” means the assets, Liabilities, employees and operations reflected in Seller’s periodic reports filed with the SEC under the Exchange Act as the “Electronics” sub-segment of Seller’s “Automotive Experience” segment.
“Automotive Electronics Sale Process” means the auction or other sale process Seller is currently pursuing that involves a possible sale of all or a portion of the stock, assets, or business of the Automotive Electronics Business to one or more third parties.
“Benefit Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) and any employment, retention, profit-sharing, bonus, stock option, stock purchase, restricted stock and other equity- or equity-based, incentive, deferred compensation, severance, termination or other benefit plan, program, policy, agreement or arrangement sponsored, maintained or contributed to by Seller or any of its Subsidiaries or any of their respective ERISA Affiliates for the benefit of any current or former Business Employee, other than any Multiemployer Plan.

“Bulgarian Purchaser” means an entity to be organized by Purchaser under the laws of Bulgaria prior to the Closing.
“Business” means the business of designing, manufacturing, marketing and selling wireless vehicle/home communication devices, operating on the basis of HomeLink Technology, that are designed to be installed in any vehicle, including passenger automobiles and light trucks, in each case as such products exist (whether marketed for sale or still in development) as of the Closing Date. For the sake of clarity, “Business” shall include the wireless/home communication devices described in the prior sentence but not any other product or system in which such wireless/home communication devices may be incorporated, including driver information display, instrument cluster, head-up display, dashboard-mounted clock, park distance indicator, tire pressure monitoring system, passive access and start system (including keyless and remote entry and corresponding keyfob), body control module, immobilizer, telematics, infotainment head unit, mobile device gateway, RSE display solution, Bluetooth or “hands free” mobile phone interface system, seating system, seating component, overhead system, headliner system, visor, interior lighting, door system, door panel, floor console or any other automotive interior or seating product or system) sold by Seller or any of its Subsidiaries.
“Business Day” means any day, other than a Saturday, Sunday, or day on which commercial banks located in New York, New York or in the State of Michigan are required or authorized to be closed.
“Business Employee” means any employee of Seller or any of its Affiliates who is actively and primarily employed in the Business, or who is primarily dedicated to supporting the Business (including any such employee who is on sick leave, military leave, vacation, holiday, short-term disability or other similar leave of absence). Notwithstanding the foregoing, (i) each individual listed on Section 1.1(b)(i) of the Seller Disclosure Schedules shall be considered a Business Employee and (ii) no individual listed on Section 1.1(b)(ii) of the Seller Disclosure Schedules shall be considered a Business Employee.
“Business Material Adverse Effect” means any event, change, development or effect that has a material adverse effect on the business, financial condition or long-term results of operations of the Business taken as a whole; provided, however, that no such event, change, development or effect resulting or arising from or in connection with any of the following matters shall be deemed by itself or by themselves, either alone or in combination, to constitute or contribute to a Business Material Adverse Effect: (a) the general conditions in the industries in which the Business operates, including competition in any of the geographic areas in which the Business operates; (b) general political, economic, business, monetary, financial or capital or credit market conditions or trends (including interest rates); (c) changes in global or national political conditions or trends; (d) any act of civil unrest, war or terrorism (including by cyberattack or otherwise), including an outbreak or escalation of hostilities involving the United States or any other country or the declaration by the United States or any other country of a national emergency or war; (e) any conditions resulting from natural disasters or weather developments, including earthquakes, hurricanes, tsunamis, typhoons, lightning, hail storms, blizzards, tornadoes, droughts, floods, cyclones, arctic frosts, mudslides and wildfires, manmade disasters or acts of God; (f) the failure of the financial or operating performance of Seller, the Seller Entities or the Business to meet internal, Purchaser or analyst projections or forecasts for any period (provided, however, that any underlying cause for such failure shall not be excluded by this clause (f)); (g) any action taken or omitted to be taken by or at the request or with the consent of Purchaser or as required by this Agreement; (h) the execution, announcement, pendency or consummation of this Agreement, the Transaction or the other transactions contemplated hereby, or the identity of Purchaser (including any loss of Business Employees, customers or other business relationships resulting from any of the foregoing); or (i) changes in any Law (including any proposed Law) or GAAP or other applicable accounting principles or standard or any interpretations thereof taking effect after the date of this Agreement; provided that any adverse event, change, development or effect resulting from the matters described in clauses (a), (b), (c), (d), (e) and (i) may be taken into account in determining whether there has been a Business Material Adverse Effect to the extent, and only to the extent, that they have a materially disproportionate effect on the Business in the aggregate relative to similarly situated businesses in the industries in which the Business operates.
“Cause” means, with respect to a Transferred Business Employee, any of the following: (a) a material breach by such Transferred Business Employee of the provisions of any employment agreement, noncompetition agreement, confidentiality agreement or similar agreement with Purchaser or any applicable Affiliate of Purchaser, or of Purchaser’s or any such Affiliate’s personnel policies or code of ethics, as then in effect; (b) gross negligence or willful misconduct by such Transferred Business Employee in the course of employment with Purchaser or an applicable Affiliate of Purchaser; (c) substantial failure by such Transferred Business Employee to perform the duties or services reasonably required by Purchaser or any applicable Affiliate of Purchaser; (d) an act or omission by such Transferred Business Employee that results in his or her being charged with a criminal offense that constitutes a felony (or the equivalent) or other crime involving fraud, dishonesty or moral turpitude; (e) a material breach of any fiduciary duty to Purchaser or an applicable Affiliate of Purchaser; or (f) any other material act or material omission by such Transferred Business Employee that constitutes cause for termination under Purchaser’s or any applicable Affiliate of Purchaser’s generally applicable employment policies or practices or applicable Law; provided that, with respect to subsections (a) and (c), no termination shall be effective for Cause unless Purchaser or its applicable Affiliate has first provided written notice of the events giving rise to such termination and, if such events are curable, the applicable Transferred Business Employee has failed to cure such events within ten (10) days following receipt of such written notice; and provided, further, that in no event shall the Purchaser or its applicable Affiliates have to provide more than one notice and opportunity to cure with respect to any multiple, repeated or substantially similar events or circumstances.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Contamination” means the emission, discharge or release of any Hazardous Material to, on, onto or into the environment.
“Contract” means, with respect to any Person, any contract, lease, license, commitment, mortgage, customer order, loan or credit agreement, note, indenture, agreement or other arrangement or obligation, other than a Permit, in each case (whether oral or in writing) to which such Person is a party or subject or by which such Person or its assets are bound.
“Covered Losses” means, subject to Section 9.7, losses, Liabilities, claims, fines, deficiencies, damages, payments (including those arising out of any settlement or Judgment relating to any Proceeding), Taxes, penalties, and expenses (including reasonable expense of investigation and reasonable attorneys’ and accountants’ fees and disbursements and other reasonable out-of-pocket expenses incurred or payable in connection with any investigation, Action or Proceeding), incurred or suffered by an Indemnified Party as a result of any matter for which indemnity may be sought under Article IX.
“Environmental Laws” means, collectively, any and all Laws and Judgments relating to (a) Contamination or Hazardous Materials or (b) protection of public health or the environment or worker safety or health.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.
“Excluded Taxes” means (i) any Taxes imposed with respect to the Purchased Assets, the Assumed Liabilities or the Business for any Pre-Closing Period (in each case, other than any Transfer Taxes for which Purchaser is responsible pursuant to Section 6.2 and other than any VAT for which Purchaser is responsible pursuant to Section 6.3 or Section 6.4), (ii) any Liability for Taxes of any Person for which any of the Purchaser Entities or any of their Affiliates is liable pursuant to a Business Contract entered into prior to the Closing to the extent such Taxes are for a Pre-Closing Period, (iii) any Taxes of the Seller Entities or any of their respective Affiliates for any taxable period (including any Taxes of the Seller Entities or any of their respective Affiliates for which any of the Purchaser Entities is liable as a transferee or successor or under similar Law (including pursuant to any applicable bulk sale or bulk transfer Laws), in each case, other than any Transfer Taxes for which Purchaser is responsible pursuant to Section 6.2 and other than any VAT for which Purchaser is responsible pursuant to Section 6.3 or Section 6.4, (iv) any withholding Taxes for which any Purchaser Entity is responsible as a withholding agent with respect to any payment of consideration required to be made by such Person to any Seller Entity pursuant to this Agreement (other than (w) any amounts which such Purchaser Entity deducted or withheld in respect of Taxes from such payment, (x) any interest, penalties or additional amounts imposed with respect to any such withholding Taxes as a result of the failure of a Purchaser Entity to timely remit any withheld or deducted amounts in respect of such Taxes to the applicable Taxing Authority), (y) any penalties or additional amounts (but not any interest or amounts in respect of interest) imposed with respect to any such withholding Taxes arising as a result of any failure by any Purchaser Entity (other than a failure subject to clause (x)) to comply with its obligations as a withholding agent in respect of such payment (excluding any such failure in reliance on an opinion of counsel provided by Seller pursuant to Section 2.15 hereof), and (z) any incremental withholding Taxes for which Purchaser is responsible pursuant to Section 6.6), and (v) any Transfer Taxes for which Seller is responsible pursuant to Section 6.2. For purposes of this Agreement, in the case of any Straddle Period, the allocation of Taxes to the Pre-Closing Period, shall be determined in the following manner: (a) Property Taxes and other Taxes not based upon, or measured by, income or gain, proceeds, receipts, activities or transactions for the Pre-Closing Period shall be equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Period and the denominator of which is the number of days in the entire Straddle Period, and (b) any other Taxes for the Pre-Closing Period shall be computed as if such taxable period ended as of the close of business on the Closing Date.
“GAAP” means U.S. generally accepted accounting principles, consistently applied.
“German Purchaser” means Gentex GmbH, a German limited liability company.
“German VAT” means VAT imposed under the German VAT Act as a result of the sale of the applicable Purchased Assets to the Purchaser Entities pursuant to this Agreement.
“Governmental Entity” means any national, state, local, supranational or foreign government or any court of competent jurisdiction, administrative agency, board, bureau, arbitrator or arbitral body or commission or other national, state, local, supranational or foreign governmental authority or instrumentality entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power.
“Hazardous Material” means any substance, pollutant, contaminant, material and waste that is classified in any applicable Environmental Law as “hazardous,” “toxic,” “dangerous,” a “pollutant,” a “contaminant” or words of similar meaning, including asbestos, asbestos-containing materials, polychlorinated biphenyls, petroleum or petroleum products, radioactive materials and radon gas.
“HomeLink Technology” means the technology that operates radio frequency transmitters and/or transceivers designed to be installed in any vehicle, including passenger automobiles and light trucks, that communicates solely by radio frequency with a compatible device, including garage doors, gate openers, locks or other barrier openers, home security systems, heating, ventilation or air conditioning systems and home lighting systems, either: (1) directly through point-to-point communication (as opposed to indirectly through a cloud, server, Wi-Fi hotspot, cellular tower or other non point-to-point intermediary device); or (2) indirectly through point-to-point communication to a garage door opener or a device that receives such point-to-point communication (as opposed to an indirect communication through a cloud, server, Wi-Fi hotspot, cellular tower or other non point-to-point intermediary device) and, after receiving such radio frequency communication, communicates through radio frequency communication with one or more other devices or appliances (or with a repeater device that in turn communicates to one or more other devices or appliances).
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Indebtedness” means, as of any Person and as of any time, any of the following: (a) the outstanding principal amount of any indebtedness for borrowed money (other than trade payables arising in the ordinary course of business), including all accrued but unpaid interest, penalties, fees and premiums (including any applicable prepayment premiums and penalties and other breakage costs) thereon; (b) all other obligations evidenced by bonds, debentures, notes or similar instruments of indebtedness, including all accrued but unpaid interest thereon; (c) all capitalized lease obligations that are classified as a balance sheet Liability in accordance with GAAP; (d) all amounts drawn and outstanding under letters of credit or performance bonds issued for the account of such Person, and (e) all amounts drawn and outstanding under guarantees and keepwell arrangements or similar assurances issued by such Person to a creditor against a loss with respect to the obligations described in clauses (a) through (d) above, in each case as of such time.
“Information Technology” means any tangible or digital computer systems (including computers, screens, servers, workstations, routers, hubs, switches, networks, data communications lines and hardware) and telecommunications systems.
“Intellectual Property” means all intellectual property rights of any kind or nature, throughout the world, including: (a) Patents, (b) Marks, (c) copyrightable works (including software), copyrights, moral rights, mask work rights, database rights and design rights, in each case, other than software, whether or not registered, and registrations and applications for registration thereof, and (d) Know-How and intellectual property rights arising from or in respect of Know-How.
“JCI Name and JCI Marks” means the names, Marks or logos of Seller or any of its Affiliates, including the “Johnson Controls,” “Johnson Controls, Inc.” or “JCI,” names, or any variations or derivatives thereof, either alone or in combination with other words.
“Judgment” means any judgment, injunction, order or decree of any Governmental Entity.
“Know-How” means inventions, processes, methods, designs, formulae, technical information, databases, trade secrets, source code, know-how, drawings, blueprints, designs, quality assurance and control procedures, design tools, simulation capability, manuals and technical information provided to employees, customers, suppliers, agents or licensees, records, books, documentation, prototypes, test devices or other embodiments of the foregoing.
“Knowledge” means the actual knowledge, after reasonable inquiry, with respect to any Seller Entity, of any Person listed in Section 1.1(c) of the Seller Disclosure Schedules.
“Law” means any national, state, local, supranational or foreign law, statute, code, order, ordinance, rule, regulation or treaty (including any Tax treaty), in each case promulgated by a Governmental Entity.
“Liabilities” means all debts, liabilities, guarantees, assurances, commitments and obligations of any kind, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of any Contract or tort based on negligence or strict liability).
“Lien” means any mortgage, lien, pledge, security interest, charge, easement, lease, sublease, covenant, right of way, claim, encroachment, restriction or encumbrance of any kind, other than restrictions on transfer arising under applicable securities Laws.
“Marks” means any trademark, service mark, trade dress, trade name, business name, brand name, slogan, logo, Internet domain name, or other indicia of origin, whether or not registered, including all common law rights therein, and registrations and applications for registrations thereof, all reissues, extensions and renewals of any of the foregoing, and all goodwill connected with the use of and symbolized by any of the foregoing.
“Mexican VAT” means VAT imposed under the Mexican VAT Laws as a result of the sale of the applicable Purchased Assets to the Purchaser Entities pursuant to this Agreement.
“Mexican Purchaser” means Purchaser or an entity to be organized by Purchaser under the laws of Mexico prior to the Closing.
“Mirror-Based Technology” means any Intellectual Property owned by any Seller Entity related to or incorporating features or improvements contained within an interior rearview vehicular mirror to the extent that such Intellectual Property is set forth on Section 2.5(c) of the Seller Disclosure Schedules, as such Section 2.5(c) of the Seller Disclosure Schedules may be updated pursuant to Section 5.19.
“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.
“Net Customer Tooling Amount” means the net amount of all amounts owed or to be owed to the Business from customers under any Business Contract in respect of customer tooling payments made or to be made as of 11:59 p.m. Eastern Time on the day immediately preceding the Closing Date.
“OATS Facility” means the fee simple interest in the structure known as the Open Area Test Site (OATS) Radio Frequency Test Lab and any fixtures, Tangible Personal Property and improvements therein located at 701 Waverly Road, Holland, Michigan, including that portion (which the parties agree will include only the structure and the minimum setbacks required to create a new lot under the Michigan Land Division Act and will not include the rest of the current parcel) of the real property on which such lab sits and the easement, licenses and rights for access to such structure as agreed between the parties pursuant to Section 5.18.
“Patents” means all rights with respect to patents, statutory invention registrations, utility models, registered design rights and applications for any of the foregoing (including provisional applications), and all equivalents and counterparts of any of the foregoing throughout the world, however denominated, and including all reissues, renewals, divisions, continuations, continuations-in-part, extensions and reexaminations thereof.

“Permits” means permits, approvals, authorizations, consents, licenses, or certificates issued by any Governmental Entity.
“Permitted Liens” means the following Liens: (a) Liens disclosed on or reflected in the Business Financial Statements; (b) Liens for Taxes, assessments or other governmental charges or levies (x) that are not yet due or payable or (y) that are being contested by appropriate Proceedings and for which an adequate reserve has been reflected in the Business Financial Statements (to the extent required by GAAP); (c) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other Liens imposed by Law and on a basis consistent with past practice or in the ordinary course of business; (d) Liens incurred or deposits made in the ordinary course of business and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security; (e) with respect to real property, zoning ordinances, variances, conditional use permits and similar regulations, permits, approvals, conditions required for approval by the City of Holland to permit the conveyance of the OATS Facility to the Purchaser in the manner required by this Agreement, and Liens not created by Seller or any of its Subsidiaries that affect the underlying fee interest of any leased real property, including master leases or ground leases; and (f) Liens deemed to be created by any of the Transaction Documents.
“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.
“Post-Closing Period” means any taxable period beginning after the Closing Date and, in the case of any Straddle Period, the portion of such period beginning after the Closing Date.
“Pre-Closing Period” means any taxable period ending on or prior to the Closing Date and, in the case of any Straddle Period, the portion of such period ending on and including the Closing Date.
“Proceeding” means any judicial, administrative or arbitral actions, litigation, arbitration, suits or proceedings by or before any Governmental Entity.
“Property Taxes” means real, personal and intangible ad valorem property Taxes.
“Purchaser Benefit Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) and any employment, retention, profit-sharing, bonus, stock option, stock purchase, restricted stock and other equity- or equity-based, incentive, deferred compensation, severance, termination or other benefit plan, program, policy, agreement or arrangement sponsored, maintained or contributed to by Purchaser or any of its Subsidiaries or any of their respective ERISA Affiliates, other than any Multiemployer Plan.
“Purchaser Entities” means Purchaser, Bulgarian Purchaser, German Purchaser and Mexican Purchaser.

“Purchaser Material Adverse Effect” means any event, change, development or effect that has a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement.
“Regulatory Approvals” means all Approvals from antitrust and other Governmental Entities that are required under applicable Law (including Antitrust Laws) to permit the consummation of the Transaction and the other transactions contemplated by this Agreement.
“Representatives” of a Person means any officer, director or employee of such Person or any investment banker, attorney, accountant or other advisor or representative of such Person.
“Retained Claim” means any claim, cause of action, defense, right of offset or counterclaim, or settlement agreement (in any manner arising or existing, whether choate or inchoate, known or unknown, contingent or non-contingent) relating to the Business or any of the Purchased Assets and in respect of the period prior to the Closing, except all rights to sue at law or in equity for any past, present or future infringement, misappropriation, dilution or other violation of any Business Intellectual Property by a third party, including the right to receive all proceeds and damages resulting therefrom.
“Retained Receivables” means any and all trade and accounts receivable of the Business outstanding as of 11:59 p.m. Eastern Time on the day immediately preceding the Closing Date due from Seller or any of its Subsidiaries or from Purchaser or any of its Subsidiaries.
“SEC” means the U.S. Securities and Exchange Commission.
“Seller Disclosure Schedules” means those certain Seller Disclosure Schedules dated as of the date of this Agreement, provided by Seller to Purchaser.
“Seller Entities” means Seller and all of its Subsidiaries that transfer Purchased Assets and/or Assumed Liabilities pursuant to this Agreement, including Johnson Controls Technology Company, Hoover Universal, Inc., Johnson Controls Interiors, LLC, Johnson Controls Properties, LLC, Johnson Controls Electronics GmbH, Johnson Controls Automotriz de Mexico SrL de CV and, in the event that Seller effects the Alternative Structure Reorganization or a Proposed Reorganization, any other entity that transfers Purchased Assets and/or Assumed Liabilities pursuant to this Agreement.
“Specified Litigation Liabilities” means any and all Liabilities to the extent resulting from the litigation listed on Section 1.1(d) of the Seller Disclosure Schedules.
“Straddle Period” means any taxable period that begins on or before the Closing Date and ends after the Closing Date.
“Subsidiary” means with respect to any Person, any corporation, limited liability company or other entity whether incorporated or unincorporated, of which (i) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (ii) such first Person is a general partner or managing member.
“Supply Agreement” means the Supply Agreement, dated as of the date hereof, by and between Seller and Purchaser.
“Tangible Personal Property” means machinery, equipment, hardware, furniture, fixtures, tools, Information Technology and all other tangible personal property, it being understood that Tangible Personable Property shall not include any Intellectual Property.
“Tax” means any tax of any kind, including any federal, state, local or foreign income, franchise, estimated, sales, use, ad valorem, receipts, value added, goods and services, customs, duty, profits, license, withholding, payroll, employment, unemployment, escheat or unclaimed property, excise, premium, property, net worth, capital gains, transfer, stamp, documentary, social security, environmental, alternative or add-on minimum, occupation, and any other assessment or governmental charge, together with all interest, penalties and additions imposed with respect to such amounts.
“Tax Proceeding” means any audit, examination, contest, litigation or other Proceeding with or against any Taxing Authority.
“Tax Return” means any return, declaration, report, claim for refund or information return or statement filed or required to be filed with any Taxing Authority relating to Taxes, including any schedules or attachments thereto and any amendment thereof.
“Taxing Authority” means any Governmental Entity responsible for the administration or the imposition of any Tax.
“Transaction Documents” means this Agreement, the Supply Agreement, the Transition Services Agreement, the Assignment Agreement and Bill of Sale and the Foreign Closing Documents.
“Transition Services Agreement” means the Transition Services Agreement, dated as of the date hereof, by and between Seller and Purchaser.
“U.S. Business Employee” means each Business Employee primarily employed in the United States.
“VAT” means value added Tax.
“Working Capital” means an amount equal to (a) the Accounts Receivables, plus (b) the Inventory, plus (c) the Net Customer Tooling Amount, in each case with such amounts to be calculated consistent with GAAP as modified by the Accounting Principles. Section 1.1(a)(ii) of the Seller Disclosure Schedules sets forth an example of the Working Capital calculation.
“Working Capital Target” means thirteen million, nine-hundred-and-fifty-three thousand and four-hundred-and-eighty-five Dollars ($13,953,485).

Section 1.2    Other Defined Terms. In addition, the following terms shall have the meanings ascribed to them in the corresponding section of this Agreement:
Term    Section

Acquiring Party	5.16(d)

AEB Buyer	5.17

AEB Transaction	5.17

Agreement	Preamble

Allocation Principles	2.13

Alternative Structure Reorganization	5.21

Antitrust Laws	3.3(b)

Approvals	2.14(a)

Assignment Agreement and Bill of Sale	2.8(a)(iii)

Assumed Liabilities	2.6

Balance Sheet Date	3.5(a)

Business Balance Sheet	3.5(a)

Business Contracts	2.4(a)

Business Financial Statements	3.5(a)

Business Intellectual Property	2.4(b)

Business Intellectual Property License.	5.16(b)

Business Permits	3.11(b)

Business Products.	5.16(a)

Cap	9.2(b)(iii)

Closing	2.3

Closing Adjustment	2.9

Closing Date	2.3

Closing Statement	2.9

COBRA	5.6

Confidential Business Information	5.3(b)

Confidentiality Agreement	5.3(a)

Covered Person	5.12(a)

Cross License.	5.16(b)

Current Business Employee	5.6(a)

De Minimis Amount	9.2(b)(i)

Deductible	9.2(b)(i)

Dispute Notice	2.11(a)

Exchange Act	5.15

Excluded Assets	2.5

Final Allocation	2.13

Final Working Capital Statement	2.11(c)

Foreign Closing Documents	2.8(a)(iv)

German Assets Purchase	6.4

German Purchased Assets	6.4

German Purchased VAT Receipt	6.4

German VAT Amount	6.4

Government Officials	3.18

Guarantees	5.7

Indemnified Party	9.4(a)

Indemnifying Party	9.4(a)

Inter-Company Contracts	3.15

Inventory	2.4(d)

IP Materials	5.19

Land Division Act	5.18(a)

Material Contracts	3.10(a)

Mexican Exported Assets	6.3(a)

Mexican Exported Assets Purchase	6.3(a)

Mexican Exported VAT Receipt	6.3(a)

Mexican Purchased Assets	6.3(b)

Mexican Purchased Assets Purchase	6.3(b)

Mexican Purchased VAT Receipt	6.3(b)

Mexican VAT Amount	6.3(c)

Non-Transferred Assets	2.14(d)

OEM	2.14(b)

OEM Program	2.14(b)

Outside Date	8.1(d)

Pre-Closing WC Claims	5.9(b)

Proposed Reorganization	5.21

Purchase Price	2.2

Purchased Assets	2.4

Purchaser	Preamble

Purchaser 401(k) Plan	5.6(g)

Purchaser Indemnified Parties	9.2(a)

Purchaser Portion of the Shared Contract Liabilities	2.14(c)

Purchaser’s Allocation	2.13

Regulation S-X	5.15

Resolution Period	2.11(b)

Retained Business Products	5.16(b)

Retained Intellectual Property	2.5(c)

Retained Intellectual Property License.	5.16(a)

Retained Liabilities	2.7

Review Period	2.11(a)

Schedule Update Period	5.19

Seller	Preamble

Seller 401(k) Plans	5.6(g)

Seller Indemnified Parties	9.3(a)

Seller’s Allocation Notice	2.13

Shared Contract	2.14(c)

Third Party Claim	9.4(a)

Transaction	Recitals

Transfer Taxes	6.2

Transferred Business Employee	5.6(a)

Transferred Permits	2.4(e)

Transition Period	5.6(b)

VAT Treatment	6.7

WARN Act	3.14(g)

Warranty Deductible	9.2(b)(ii)

Workers Compensation Policies	5.9(b)

Working Capital Adjustment	2.13

Working Capital Referee	2.11(c)

Working Capital Statement	2.10

ARTICLE II
PURCHASE AND SALE; CLOSING
Section 2.1    Purchase and Sale. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall, and shall cause the other Seller Entities to, sell, assign, transfer and convey to the Purchaser Entities, and Purchaser shall, and shall cause the Purchaser Entities to, purchase and acquire from Seller and the other Seller Entities, all of Seller’s and the other Seller Entities’ right, title and interest in and to the Purchased Assets.
Section 2.2    Purchase Price. In consideration for the Purchased Assets and the other obligations of Seller pursuant to this Agreement, at the Closing, Purchaser, on behalf of the Purchaser Entities, shall (i) pay to Seller, on behalf of the Seller Entities, an aggregate of seven hundred million Dollars ($700,000,000) in cash (the “Purchase Price”), subject to adjustment in accordance with Section 2.9; and (ii) assume the Assumed Liabilities.
Section 2.3    Closing Date. The closing of the Transaction (the “Closing”) shall take place at 9:00 a.m. New York City time, at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, on the later of (a) September 30, 2013 (b) and the Business Day following the date on which the last of the conditions set forth in Article VII (other than those conditions that are to be satisfied by action taken at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) have been satisfied (or, to the extent permitted, waived by the parties entitled to the benefits thereof), or shall occur at such other place, time and date as may be agreed among Seller and Purchaser. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”
Section 2.4    Purchased Assets. Subject to the terms and conditions of this Agreement, on the Closing Date and at the Closing, Seller shall, and shall cause the other Seller Entities to, sell, assign, transfer and convey to the Purchaser Entities, and Purchaser shall, and shall cause the other Purchaser Entities to, purchase, acquire and accept from the Seller Entities, all of the Seller Entities’ right, title and interest as of the Closing in (1) all of the assets, properties, rights and Contracts exclusively used, or held exclusively for use, in the operation of the Business and (2) the following (together with the assets specified in clause (1), the “Purchased Assets”):

(a)    All Contracts, including each Contract set forth on Section 2.4(a) of the Seller Disclosure Schedules, to the extent related to the Business (collectively, such Contracts or portion of such Contracts, as the case may be, to the extent related to the Business, the “Business Contracts”), it being agreed that any such Contracts that are Shared Contracts shall be governed by Section 2.14(c) of this Agreement and be treated as Purchased Assets to the extent treated so therein; provided that the Seller Entities may update Section 2.4(a) of the Seller Disclosure Schedules no later than one (1) Business Day prior to the anticipated Closing Date to account for Contracts that were entered into or that have terminated in accordance with their terms after the date of this Agreement and prior to the Closing Date;
(b)    (i) All registered Intellectual Property that is primarily related to the Business, to the HomeLink Technology or to the application of HomeLink Technology, including the registered Intellectual Property listed in Section 2.4(b)(i) of the Seller Disclosure Schedules, as such Section 2.4(b)(i) of the Seller Disclosure Schedules may be updated pursuant to Section 5.19; (ii) all Intellectual Property licensed to the Seller Entities under the Business Contracts, including the Business Contracts set forth on Section 2.4(b)(ii) of the Seller Disclosure Schedules, as such Section 2.4(b)(ii) of the Seller Disclosure Schedules may be updated pursuant to Section 5.19; and (iii)  all Intellectual Property (other than registered Intellectual Property) to the extent related to the Business (clauses (i), (ii) and (iii), collectively, the “Business Intellectual Property”); provided, however, that “Business Intellectual Property” does not include any Mirror-Based Technology;
(a)    Any and all Tangible Personal Property listed in 2.4(c) of the Seller Disclosure Schedules, as such Section 2.4(c) of the Seller Disclosure Schedule may be updated pursuant to Section 5.20; provided that the Seller Entities may update Section 2.4(c) of the Seller Disclosure Schedules no later than the date that is ten (10) Business Days prior to the anticipated Closing Date to account for Tangible Personal Property that has been replaced in the ordinary course after the date of this Agreement and prior to the Closing Date;
(b)    Any and all raw materials, work-in-process, finished goods, supplies and other inventories exclusively used, or held exclusively for use, by the Business, including any such raw materials, work-in-process, finished goods, supplies and other inventories being held by customers of the Business pursuant to consignment arrangements (collectively, the “Inventory”);
(c)    The Business Permits listed on Section 2.4(e) of the Seller Disclosure Schedules and all pending applications therefor or renewals thereof (the “Transferred Permits”);
(d)    The OATS Facility;
(e)    Any and all Accounts Receivables and Net Customer Tooling Amounts;
(f)    Any and all claims, causes of action, defenses and rights of offset or counterclaim, or settlement agreements (in any manner arising or existing, whether choate or inchoate, known or unknown, contingent or non-contingent) arising out of the Business

Contracts and Business Intellectual Property, including all rights to sue at law or in equity for any past, present or future infringement, misappropriation, dilution or other violation of any Business Intellectual Property by a third party, including the right to receive all proceeds and damages resulting therefrom, in each case other than any Retained Claim; and
(g)    Copies of any and all documents, instruments, papers, books, records (other than Tax Returns and other books and records related to Taxes), books of account, files and data (including customer and supplier lists, and repair and performance records), catalogs, brochures, sales literature, promotional materials, certificates and other documents to the extent related to the Business and in the possession of the Seller Entities, other than (i) any books, records or other materials that the Seller Entities are required by Law to retain (copies of which, to the extent permitted by Law, will be made available to Purchaser upon Purchaser’s reasonable request), (ii) personnel and employment records for employees and former employees who are not Business Employees and (iii) any books, records or other materials that may be located in a facility of the Business to the extent not related to the Business; provided that, with respect to any such books, records or other materials that are Purchased Assets pursuant to this clause (i), the Seller Entities shall be permitted to keep (A) one (1) copy of such books, records or other materials to the extent required to demonstrate compliance with applicable Law or pursuant to bona fide internal compliance procedures, (B) copies of such books, records or other materials related to any Excluded Asset, and (C) such books, records or other materials in the form of so-called “back-up” electronic tapes in the ordinary course of business.
The Parties acknowledge and agree that a single asset may fall within more than one of clauses (a) through (i) in this Section 2.4; such fact does not imply that (i) such asset shall be transferred more than once or (ii) any duplication of such asset is required.
Section 2.5    Excluded Assets. Notwithstanding anything to the contrary contained herein, Purchaser expressly understands and agrees that the following assets and properties of the Seller Entities (the “Excluded Assets”) shall be retained by the Seller Entities and their Affiliates, and shall be excluded from the Purchased Assets prior to the Closing, notwithstanding any other provision of this Agreement:
(a)    All Benefit Plans and any and all assets related to the Benefit Plans;
(b)    Any and all loans and advances, if any, by the Seller Entities to any of their Affiliates or otherwise to the Business;
(c)    Any and all Intellectual Property, other than the Business Intellectual Property and the licenses set forth in Section 5.16(a) (the “Retained Intellectual Property”);
(d)    Any and all Contracts and portions of Contracts, other than the Business Contracts;
(e)    Any and all owned and leased real property and other interests in real property, other than the OATS Facility;

(f)    Any and all receivables that are not Accounts Receivables, including Retained Receivables;
(g)    Any and all refunds of Excluded Taxes or credits against Excluded Taxes (not including, for the avoidance of doubt, any refunds or credits in respect of VAT that are for the account of Purchaser pursuant to Section 6.3(d) or Section 6.4), net of any Taxes imposed on Purchaser or any of its Affiliates with respect to the receipt or payment of such refunds or credits;
(h)    Tax Returns and other books and records related to Taxes paid or payable by Seller, any of the other Seller Entities or any of their respective Affiliates;
(i)    Any and all cash and cash equivalents, bank and other depositary accounts and safe deposit boxes, demand accounts, certificates of deposit, time deposits, negotiable instruments, securities and brokerage accounts;
(j)    Any and all insurance policies and binders and interests in insurance pools and programs and self-insurance arrangements whether or not related to the Business, for all periods before, through and after the Closing, including any and all refunds and credits due or to become due thereunder and any and all claims, rights to make claims and rights to proceeds on any such insurance policies for all periods before, through and after the Closing;
(k)    Any and all Business Permits, other than the Transferred Permits; and
(l)    Any and all Retained Claims.
The Parties acknowledge and agree that neither Purchaser nor any of its Subsidiaries will acquire or be permitted to retain any direct or indirect right, title and interest in any Excluded Assets.
Section 2.6    Assumed Liabilities. Subject to the terms and conditions of this Agreement, at the Closing, Purchaser shall, and shall cause the other Purchaser Entities to, assume and hereby agrees to pay, discharge or perform all of the Liabilities of Seller and its Affiliates related to or arising out of the Purchased Assets, other than the Retained Liabilities (the “Assumed Liabilities”), in each case, whether accruing prior to, on or after Closing, including the following:
(a)    Any and all Liabilities relating to or arising out of the Business Contracts, other than Accounts Payable;
(b)    The Purchaser Portion of the Shared Contract Liabilities;
(c)    Any and all Liabilities with respect to any return, repair, warranty or similar Liabilities relating to products and services of the Business that were designed, manufactured or sold prior to, on or after the Closing Date or that were held in the Inventory as of the Closing Date;

(d)    Any and all Liabilities relating to or arising out of the Business, whether accruing before, on or after the Closing Date, whether known or unknown, fixed or contingent, asserted or unasserted, and not satisfied or extinguished as of the Closing Date, other than the Retained Liabilities; and
(e)    Any and all Liabilities (i) in respect of Business Employees arising from the employment of the Business Employees by Purchaser after the Closing and (ii) with respect to accrued but unused vacation assumed by Purchaser pursuant to Section 5.6.
Section 2.7    Retained Liabilities. The Seller Entities shall retain, and the Purchaser Entities shall not assume the following Liabilities of the Seller Entities or any Affiliate thereof (the “Retained Liabilities”):
(a)    Any Indebtedness;
(b)    Any and all Accounts Payable;
(c)    Any Liability or obligation or accounts between any Seller Entities and any of their Affiliates;
(d)    Liabilities for which any Seller Entity expressly has responsibility pursuant to the Transaction Documents;
(e)    The Specified Litigation Liabilities;
(f)    Liabilities under any Shared Contract, except for the Purchaser Portion of the Shared Contract Liabilities;
(g)    Liabilities to the extent arising out of or related to the Excluded Assets;
(h)    Fees and expenses of brokers, finders, counsel, financial advisors, accountants, consultants and other professional advisors incurred by Seller or any of Seller’s Affiliates incurred in connection with the auction or other sale process to sell the Business or the Automotive Electronics Sale Process or the negotiation and execution of this Agreement or similar agreement for other businesses of Seller;
(i)    Except with respect to accrued but unused vacation assumed by Purchaser pursuant to Section 5.6, any and all Liabilities (i) arising under any Benefit Plan, (ii) related to or arising from the employment or termination of employment of the Business Employees prior to or as of the Closing or (iii) related to or arising from the employment or termination of employment of any employee who is not a Transferred Business Employee (including Liabilities relating to or arising from any claim by any such employee or a labor union, works council or other labor organization or a determination by any Governmental Entity that the transactions contemplated by this Agreement constitute a transfer of a business or enterprise pursuant to applicable Law);
(j)    Liabilities for Excluded Taxes; and

(k)    Liabilities imposed under, or triggered by, any applicable bulk sale or bulk transfer Laws as a result of the transactions contemplated by this Agreement.
The Parties acknowledge and agree that neither Purchaser nor any of its Subsidiaries will be required to assume and retain any Retained Liabilities.
Section 2.8    Closing Deliveries. (a) At the Closing, Purchaser (or one or more Purchaser Entities designated by Purchaser) shall deliver, or cause to be delivered, to Seller (or one or more other Seller Entities designated by Seller) the following:
(i)    payment, by wire transfer(s) to one or more bank accounts designated in writing by Seller (such designation to be made by Seller at least two (2) Business Days prior to the Closing Date), an amount in immediately available Dollars equal to the Purchase Price;
(ii)    the certificate to be delivered pursuant to Section 7.3(c);
(iii)    a counterpart of the Assignment and Assumption Agreement and Bill of Sale for the Purchased Assets and the Assumed Liabilities, by and between the applicable Seller Entities and Purchaser, substantially in the form attached as Exhibit A hereto (the “Assignment Agreement and Bill of Sale”), duly executed by each Purchaser Entity named thereto; and
(iv)    with respect to jurisdictions outside the United States in which the Purchased Assets or Assumed Liabilities are located, such bills of sale, share transfer deeds, stock powers, certificates of title, deeds, assignments and other agreements or instruments of transfer (in a form that is consistent with the terms and conditions of this Agreement and otherwise customary in such jurisdictions) as the parties mutually agree are reasonably necessary or appropriate to effect the transfer of the Purchased Assets or the assumption of the Assumed Liabilities pursuant to this Agreement (collectively, the “Foreign Closing Documents”), in each case duly executed by each Purchaser Entity named thereto, to the extent applicable.
(b)    At the Closing, Seller shall deliver, or cause to be delivered, to Purchaser the following:
(i)    the certificate to be delivered pursuant to Section 7.2(c);
(ii)    a counterpart of the Assignment Agreement and Bill of Sale duly executed by each Seller Entity named as a party thereto;
(iii)    a counterpart of the Foreign Closing Documents duly executed by each Seller Entity named as a party thereto, to the extent applicable;
(iv)    (A) a duly executed certificate of non-foreign status from Seller and each Seller Entity (other than Seller) that is a United States Person within the meaning of Section 7701(a)(30) of the Code (or in the case of a Seller Entity that is a

“disregarded entity,” the owner for U.S. federal income tax purposes of such Seller Entity that is a United States Person within the meaning of Section 7701(a)(30) of the Code), substantially in the form of the sample certification set forth in Treasury Regulation Section 1.1445-2(b)(2)(iv)(B) and (B) a duly executed certificate, in a form reasonably satisfactory to Purchaser, from each Seller Entity that is not described in clause (A) above, to the effect that no Purchased Asset sold by such Seller Entity constitutes a “United States real property interest” within the meaning of Section 897(c) of the Code; and
(v)    any VAT invoices and other documentation required to be delivered at Closing pursuant to Section 6.3 or Section 6.4.
Section 2.9    Estimated Purchase Price Adjustment. No later than two (2) Business Days prior to the Closing Date, Seller shall cause to be prepared and delivered to Purchaser a closing statement (the “Closing Statement”), setting forth in reasonable detail a good faith estimate of the Working Capital as of 11:59 p.m. Eastern Time on the day immediately preceding the Closing Date. The Closing Statement shall be prepared in accordance with the Accounting Principles and shall specify an amount (the “Closing Adjustment”) that shall be equal to (x) the amount of Working Capital minus (y) the Working Capital Target. If the Closing Adjustment is a positive amount, then the Purchase Price shall be increased by the absolute value of the Closing Adjustment. If the Closing Adjustment is a negative amount, then the Purchase Price shall be decreased by the absolute value of the Closing Adjustment.
Section 2.10    Post-Closing Statement. As promptly as reasonably possible and in any event within sixty (60) days after the Closing Date, Purchaser will prepare or cause to be prepared, and will provide to Seller, a written statement setting forth in reasonable detail its determination of the Working Capital as of as of 11:59 p.m. Eastern Time on the day immediately preceding the Closing Date (the “Working Capital Statement”). The Working Capital Statement shall set forth the calculations of such amounts in a manner consistent with the Closing Statement and shall be prepared in accordance with the Accounting Principles.
Section 2.11    Reconciliation of Statements. (a) Purchaser will give, and cause its applicable Subsidiaries to give, Seller and its Representatives prompt and reasonable access to all information, books, records, data and working papers, in each case to the extent related to the Business, and shall permit access to its personnel and facilities as may be reasonably required in order to verify the content of the Working Capital Statement and the resolution of any disputes thereunder. Within forty-five (45) days following receipt by Seller of the Working Capital Statement (the “Review Period”), Seller shall provide a written notice to Purchaser of any dispute Seller has with respect to the calculation, preparation or content of the Working Capital Statement (a “Dispute Notice”). The Dispute Notice shall set forth in reasonable detail (i) any item on the Working Capital Statement that Seller disputes and (ii) the correct amount of such item; provided, that Seller may not dispute the accounting principles, practices, methodologies and policies used in preparing the Working Capital Statement unless they are not in accordance with the Accounting Principles. If no Dispute Notice is received by Purchaser by the end of the Review Period, then the Working Capital Statement shall be deemed to have been accepted by Seller and shall become final and binding upon the parties.

(b)    Purchaser and Seller will attempt to resolve the matters raised in a Dispute Notice in good faith within thirty (30) days after delivery of the Dispute Notice (the “Resolution Period”).
(c)    If no agreement is reached by the parties during the Resolution Period, either Purchaser or Seller may provide written notice to the other that it elects to submit the disputed items to an internationally recognized independent accounting firm chosen jointly by Purchaser and Seller (the “Working Capital Referee”). If Seller and Purchaser are unable to agree on a Working Capital Referee within ten (10) Business Days after the end of the Resolution Period, then each of Seller and Purchaser shall select an internationally recognized independent accounting firm, and the two (2) firms will, within ten (10) Business Days, mutually select a third internationally recognized independent accounting firm to serve as the Working Capital Referee. As promptly as practicable, and in any event not more than ten (10) Business Days following the engagement of the Working Capital Referee, Seller and Purchaser shall each prepare and submit to the Working Capital Referee a presentation detailing each party’s complete statement of proposed resolution of each issue still in dispute. The Working Capital Referee will promptly review each such presentation and resolve each disputed item and amount in accordance with the Accounting Principles; provided, that the Working Capital Referee shall not assign a value to any item greater than the greatest value for such item, or lower than the lowest value of such item reflected in the Working Capital Statement and the Dispute Notice. The fees and expenses of the Working Capital Referee will be shared equally by Seller and Purchaser. Each of the parties to this Agreement agrees to use its commercially reasonable efforts to cooperate with the Working Capital Referee and to cause the Working Capital Referee to resolve any dispute no later than twenty (20) Business Days after selection of the Working Capital Referee. The Working Capital Statement that is final and binding on the parties, as determined either through agreement of the parties pursuant to Section 2.11(a) or Section 2.11(b), or through the decision of the Working Capital Referee pursuant to this Section 2.11(c), is referred to as the “Final Working Capital Statement”). The parties agree that any adjustment as determined pursuant to Section 2.11(b) or this Section 2.11(c) shall be treated as an adjustment to the Purchase Price, except as otherwise required by Law.
Section 2.12    Post-Closing Adjustment. Promptly, and in any event no later than the fifth (5th) Business Day, after the final determination of the Working Capital in accordance with Section 2.11: (a) if the amount of final Working Capital set forth in the Final Working Capital Statement exceeds the estimated Working Capital set forth in the Closing Statement, then Purchaser will pay (or cause to be paid) an amount in cash equal to such excess amount to Seller by wire transfer of immediately available funds to an account or accounts designated in writing by Seller to Purchaser; and (b) if the amount of final Working Capital set forth in the Final Working Capital Statement is less than the estimated Working Capital set forth in the Closing Certificate, then Seller will pay (or cause to be paid) an amount in cash equal to such shortfall to Purchaser by wire transfer of immediately available funds to an account or accounts designated in writing by Purchaser to Seller.
Section 2.13    Purchase Price Allocation.
(a)    Seller and Purchaser agree to allocate and, as applicable, to cause their relevant Affiliates to allocate, the Purchase Price, the adjustment to the Purchase Price pursuant to Section 2.11, if any (the “Working Capital Adjustment”), and any other items that are treated as additional consideration for Tax purposes (including the assumption of any Liabilities) among the Purchased Assets in accordance with Exhibit B attached hereto (the “Allocation Principles”).
(b)    No later than sixty (60) days after the Working Capital Adjustment is finally determined pursuant to Section 2.11, Purchaser shall deliver to Seller a proposed allocation of the Purchase Price (as finally determined pursuant to Section 2.11) and any other items that are treated as additional consideration for Tax purposes (including the assumption of any Liabilities) as of the Closing Date determined in a manner consistent with the Allocation Principles, Section 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Purchaser’s Allocation”). If Seller disagrees with Purchaser’s Allocation, Seller may, within thirty (30) days after delivery of Purchaser’s Allocation, deliver a notice (the “Seller’s Allocation Notice”) to Purchaser to such effect, specifying those items as to which Seller disagrees and setting forth Seller’s proposed allocation. If the Seller’s Allocation Notice is duly delivered, Seller and Purchaser shall use commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine the allocation of the Purchase Price, the Working Capital Adjustment and any other items that are treated as additional consideration for Tax purposes (including the assumption of any Liabilities). If Seller and Purchaser are unable to reach such agreement, they shall promptly thereafter cause the Working Capital Referee to resolve any remaining disputes. Any allocation of the Purchase Price (as finally determined pursuant to Section 2.11) and any other items that are treated as additional consideration for Tax purposes determined pursuant to the decision of the Working Capital Referee shall incorporate, reflect and be consistent with the Allocation Principles. The Purchaser’s Allocation, if no Seller’s Allocation Notice has been given, as adjusted pursuant to any agreement between Seller and Purchaser, or as determined by the Working Capital Referee (the “Final Allocation”), shall be conclusive and binding on all Parties (and their respective Affiliates) for purposes of filing their Tax Returns. Seller and Purchaser shall (and shall cause their respective Affiliates to) prepare and file all Tax Returns in a manner consistent with the Final Allocation, except, in each case, to the extent otherwise required as a result of the resolution of a Tax audit or similar Tax Proceeding in accordance with the immediately succeeding sentence or any other Tax Proceeding. If the Final Allocation is subject to a challenge by any Taxing Authority in connection with a Tax audit or similar Tax Proceeding, Seller or Purchaser, as the case may be, shall, and shall cause their respective Affiliates to, in good faith and using commercially reasonable efforts, defend the Final Allocation against such challenge; provided, for the avoidance of doubt, that none of Seller, Purchaser or any of their respective Affiliates shall be required to appeal, petition or take any similar action with respect to any decision made upon a Tax audit or any other Tax Proceedings. Any fees and expenses of the Working Capital Referee shall be borne equally by Seller and Purchaser.
Section 2.14    Non-Assignment; Consents. (a) Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to sell, assign, transfer or convey any Purchased Asset if an attempted sale, assignment, transfer or conveyance thereof would be prohibited by Law or would, without the approval, authorization or consent of, filing with, notification to, or granting or issuance of any license, order, waiver or permit by, any Person (collectively, “Approvals”), (i) constitute a breach or other contravention thereof, (ii) be ineffective, void or voidable, or (iii) adversely affect the rights thereunder of the Seller Entities, Purchaser, or any of their respective officers, directors, agents or Affiliates, unless and until such Approval is obtained.
(b)    Seller and Purchaser shall use commercially reasonable efforts to obtain, or cause to be obtained, any Approval (other than Regulatory Approvals, which shall be governed by Section 5.1) required to sell, assign or transfer any Purchased Asset and to obtain the unconditional release of Seller and its Affiliates so that Purchaser and its Affiliates shall be solely responsible for the Assumed Liabilities. If such Approval is not obtained prior to the Closing, until the earlier of (i) such time as such Approval or Approvals are obtained or (ii) with respect to Business Contracts with an Original Equipment Manufacturer (each such manufacturer, an “OEM,” and each such Business Contract, an “OEM Program”), the end of life of the applicable OEM vehicle production life and, with respect to any other Purchased Asset, three (3) years following the Closing Date, then Seller will cooperate with Purchaser in any arrangement reasonably acceptable to Purchaser and Seller intended to both (x) provide Purchaser and its Affiliates, to the fullest extent practicable, the claims, rights and benefits of any such Purchased Assets (including by means of any subcontracting, sublicensing or subleasing arrangement) and (y) cause Purchaser and its Affiliates to bear the related costs and Liabilities thereunder to the extent that Purchaser and its Affiliates receive the rights and benefits of such Purchased Assets from and after the Closing in accordance with this Agreement. In furtherance of the foregoing, Purchaser will, and will cause the other Purchaser Entities to, promptly pay, perform or discharge when due any related Liability (including Liability for Taxes, if any, as determined in accordance with Section 2.14(d)) arising thereunder after the Closing Date to the extent that Purchaser and its Affiliates receive the rights and benefits of such Purchased Assets.
(c)    Any Contract to be assigned, transferred and conveyed in accordance with Section 2.4(a) that does not exclusively relate to the Business (each, a “Shared Contract”) shall be assigned, transferred and conveyed only with respect to (and preserving the meaning of) those parts that relate to the Business, to Purchaser or a Purchaser Entity designated by Purchaser, if so assignable, transferrable or conveyable, or appropriately amended prior to, on or after the Closing, so that Purchaser and its Affiliates shall be entitled to the rights and benefit of those parts of the Shared Contract that relate to the Business and shall assume the related portion of any Liabilities contemplated by this Agreement (the “Purchaser Portion of the Shared Contract Liabilities”); provided, however, that (i) in no event shall any Person be required to assign (or amend), either in its entirety or in part, any Shared Contract that is not assignable (or cannot be amended) by its terms without obtaining one or more Approvals and (ii) if any Shared Contract cannot be so partially assigned by its terms or otherwise, or cannot be amended, without such Approval or Approvals, until the earlier of (A) such time as such Approval or Approvals are obtained or (B) with respect to OEM Programs, the end of life of the applicable OEM vehicle production life and, with respect to any other Purchased Asset, three (3) years following the Closing Date, then Seller will cooperate with Purchaser to establish an agency type or other similar arrangement reasonably satisfactory to Seller and Purchaser intended to both (x) provide Purchaser and its Affiliates, to the fullest extent practicable under such Shared Contract, the claims, rights and benefits of those parts that relate to the Business (including by means of any subcontracting, sublicensing or subleasing arrangement) and (y) cause Purchaser and its Affiliates to bear the costs and Liabilities thereunder to the extent that Purchaser and its Affiliates receive the rights and benefits of the parts of such Shared Contracts that relate to the Business from and after the Closing in accordance with this Agreement. In furtherance of the foregoing, Purchaser will, and will cause the other Purchaser Entities to, promptly pay, perform or discharge when due any Liability (including Liability for Taxes, if any, as determined in accordance with Section 2.14(d)) arising thereunder after the Closing Date to the extent that Purchaser and its Affiliates receive the rights and benefits of the parts of such Shared Contracts that relate to the Business.
(d)    To the extent not prohibited by applicable Tax Laws (and to the extent consistent with the relevant arrangement agreed to by Seller and Purchaser pursuant to Section 2.14(b) or 2.14(c)), Seller and Purchaser agree to treat and report, and to cause their respective Affiliates to treat and report, on their Tax Returns, the Purchased Assets that are subject to the provisions of this Section 2.14 (the “Non-Transferred Assets”) as assets owned by the applicable Purchaser Entity. Each of Seller and Purchaser agrees to notify the other party promptly in writing if it determines that such treatment (to the extent consistent with the relevant arrangement agreed to by Seller and Purchaser pursuant to Section 2.14(b) or 2.14(c)) is not permitted under applicable Tax Laws. Where such treatment is not permitted under applicable Tax Laws, and subject to the terms of any relevant arrangement agreed to by Seller and Purchaser pursuant to Section 2.14(b) or 2.14(c), the amount of the Liability for Taxes imposed on Seller or any of its Affiliates with respect to any Non-Transferred Asset for any Post-Closing Period, if any, for which Purchaser and the Purchaser Entities are responsible shall be calculated on a “with and without” basis. Seller shall provide, and shall cause its Affiliates to provide, Purchaser with a reasonable opportunity to review the relevant portion of any applicable Tax Returns relating to any Non-Transferred Assets (and accompanying schedules, calculations and other reasonably requested work papers) as necessary for determining such Tax Liability; provided, that, in the case of Tax Returns of Seller, any Seller Entity or any of their respective Affiliates (or of a consolidated, combined, unitary or Tax group including any of them), Seller may, in lieu of delivering the Tax Returns, deliver to Purchaser pro-forma statements setting forth in sufficient detail the information relevant for determining the relevant Tax Liability. If Seller and Purchaser are unable to reach an agreement in respect of any dispute concerning such Tax Liability, they shall promptly submit any such dispute for resolution to the Working Capital Referee. All costs and expenses of the Working Capital Referee shall be borne equally by Seller and Purchaser.
Section 2.15    Tax Withholding. Subject to the compliance by the relevant Seller Entities with their respective obligations under Section 2.8(b)(iv), except to the extent otherwise provided in this Section 2.15, all payments hereunder shall be free and clear of any deduction or withholding for Taxes. To the extent that any of the relevant Seller Entities fails to comply with its obligations under Section 2.8(b)(iv), the Purchaser Entities shall be entitled to deduct and withhold from any consideration payable hereunder to the relevant Seller Entities such amounts as are required to be deducted and withheld with respect to such payment under Section 1445 of the Code and the Treasury Regulations promulgated thereunder. In the event Purchaser reasonably determines that any portion of the Purchase Price is or would reasonably be expected to be subject to withholding under applicable Tax Law, Purchaser shall promptly notify Seller of such determination in writing, but in no event less than fourteen (14) days prior to the Closing Date (or, in the event such determination is based, in whole or in part, on a change in applicable Tax Law (including any published interpretation by the relevant Taxing Authority) occurring within thirty (30) days prior to the Closing

Date, or, if applicable, after the Closing Date, such notification shall be made in writing as soon as reasonably practicable). During the five (5)-day period following the delivery of such notice, Seller shall review such notice and shall advise Purchaser in writing of any disagreement. Seller and Purchaser shall endeavor in good faith to resolve any such disagreement. If Seller and Purchaser cannot resolve any disagreement regarding any proposed withholding by Purchaser during such five (5)-day period, Seller shall have the opportunity to deliver to Purchaser an opinion of nationally recognized tax counsel in the relevant jurisdiction, in form and substance reasonably satisfactory to Purchaser, to the effect that, at a “more likely than not” confidence level (or such higher confidence level as may be required to avoid the imposition of penalties on a taxpayer in the relevant jurisdiction), no such proposed withholding is required. If such opinion is delivered to the Purchaser at least two (2) days prior to the anticipated Closing Date (or the date on which a payment, if any, is due after the Closing Date), the Purchaser Entities shall not withhold on such portion of the Purchase Price. Subject to Section 6.6, to the extent that amounts are deducted and withheld in respect of Taxes by any of the Purchaser Entities in compliance with this Section 2.15, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Seller Entity in respect of which such deduction and withholding was made.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER
Except as set forth in, or qualified by any matter set forth in the Seller Disclosure Schedules (it being agreed that the disclosure of any matter in any section in the Seller Disclosure Schedules shall be deemed to have been disclosed in any other section in the Seller Disclosure Schedules to which the applicability of such disclosure is reasonably apparent on its face), Seller hereby represents and warrants to Purchaser as follows:
Section 3.1    Organization, Standing and Power. Each of the Seller Entities is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and in which it conducts activities related to the Business and is required to so qualify, except where the failure to so qualify has not had, and would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect. Each of the Seller Entities has all necessary organizational power and authority to carry on the Business as presently conducted, except as would not, individually or in the aggregate, reasonably be expected to prevent or materially impair the ability of the Seller Entities to perform their obligations under this Agreement or consummate the Transaction or the other transactions contemplated hereby.
Section 3.2    Authority; Execution and Delivery; Enforceability. Seller has all necessary power and authority to execute this Agreement and to consummate the Transaction and the other transactions contemplated hereby. The execution and delivery by Seller of this Agreement and the consummation by the Seller Entities of the Transaction and the other transactions contemplated hereby have been duly authorized by all necessary corporate or other action of the Seller Entities. Seller has duly executed and delivered this Agreement, and assuming due authorization, execution and delivery by Purchaser, this Agreement will constitute its valid and binding obligation, enforceable against it in accordance with its terms, subject to the effect of any Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).
Section 3.3    No Conflicts; Consents. (b) Except as set forth in Section 3.3(a) of the Seller Disclosure Schedules, the execution and delivery by Seller of this Agreement does not, and the consummation of the Transaction and the other transactions contemplated hereby and compliance by Seller with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, require the Approval of any Person (other than any Governmental Entity) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a benefit under, or result in the creation of any Lien (other than Permitted Liens) upon any of the Purchased Assets under, any provision of (i) the certificate of incorporation, bylaws or equivalent governing documents of any Seller Entity or (ii) any Judgment or Law applicable to the Business or the Purchased Assets, or (iii) any Business Contract to which any Seller Entity is a party or by which any Seller Entity’s property or assets are bound, except, in each case of clauses (ii) and (iii), for any such items that would not reasonably be expected to be, individually or in the aggregate, material to the Business.
(c)    Except as set forth in Section 3.3(b)(i) of the Seller Disclosure Schedules, no Approval of any Governmental Entity, labor union, works council or other labor organization is required to be obtained or made by or with respect to the Seller Entities in connection with the execution, delivery and performance of this Agreement or the consummation of the Transaction and the other transactions contemplated hereby, other than (ii) in respect of any applicable Law or other legal restraint designed to govern competition, trade regulation, foreign investment, or national security or defense matters or to prohibit, restrict or regulate actions with the purpose or effect of monopolization or restraint of trade (collectively, the “Antitrust Laws”), (iii) in respect of any licenses or permits relating to the Business listed on Section 3.3(b)(ii) of the Seller Disclosure Schedules and (iv) those that, if not obtained, made or given, would not reasonably be expected to be, individually or in the aggregate, material to the Business.
Section 3.4    Proceedings. There are no Proceedings or claims pending or, to the Knowledge of Seller, threatened, against the Seller Entities with respect to the Business, or any Business Employee with respect to the Business except as would not reasonably be expected to be, individually or in the aggregate, material to the Business. There are no Proceedings or claims pending, or to the Knowledge of Seller, threatened against the Seller Entities that would, individually or in the aggregate, reasonably be expected to prevent or materially impair the ability of Seller to perform its obligations under this Agreement or consummate the Transaction and the other transactions contemplated hereby.
Section 3.5    Financial Statements; Absence of Undisclosed Liabilities. (b) Section 3.5(a) of the Seller Disclosure Schedules sets forth true and complete copies of (i) the unaudited combined statement of net investment of the Business (together with the notes and schedules thereto, if any, the “Business Balance Sheet”) as of September 30, 2012 (the “Balance Sheet Date”), (ii) the unaudited combined statement of net investment of the Business as of March 31, 2013 and (iii) the unaudited combined statements of income of the Business for the fiscal year ended September 30, 2012 and the six (6) months ended March 31, 2013 (clauses (i), (ii) and (iii), collectively, the “Business Financial Statements”).

(c)    The Business Financial Statements (i) have been prepared in accordance with the books and records of the Business, (ii) have been prepared in accordance with GAAP, and (iii) fairly present in all material respects the financial condition and results of operations of the Business as of the date thereof and for the period covered thereby, in conformity with GAAP consistently applied during the periods covered thereby, except as may be noted therein.
(d)    The Business does not have any Liabilities that would be required by GAAP to be reflected on a balance sheet, other than Liabilities that: (i) are reflected or reserved against in the Business Balance Sheet, (ii) were incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice, (iii) are Retained Liabilities, (iv) are Liabilities for Excluded Taxes, (v) are permitted or contemplated by this Agreement or (vi) Liabilities that are less than $5,000,000 in the aggregate.
(e)    The Seller Entities maintain systems of internal accounting controls with respect to the Business designed to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP in all material respects and to maintain accountability for items; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) recorded accountability for items is compared with actual levels at reasonable intervals and appropriate action is taken with respect to any differences.
Section 3.6    Absence of Changes or Events. (b) Except in connection with or in preparation for the Transaction and the other transactions contemplated by this Agreement, since the Balance Sheet Date through the date of this Agreement, the Business has been conducted in all material respects in the ordinary course consistent with past practice.
(c)    Since the Balance Sheet Date through the date of this Agreement, Seller has not taken any action that, if taken after the date of this Agreement, would have required the consent of Purchaser under Sections 5.2(b)(i), 5.2(b)(v), 5.2(b)(vii), 5.2(b)(viii), 5.2(b)(ix) or 5.2(b)(xiii).
(d)    Since the Balance Sheet Date through the Closing Date, (i) there has not been nor has there occurred any event, change, development or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect and (ii) there has not occurred any event set forth on Section 3.6(c)(ii) of the Seller Disclosure Schedules.
Section 3.7    Title; Sufficiency of Assets. (c) The Seller Entities own all rights, title and interests in and to the Purchased Assets free and clear of all Liens, other than Permitted Liens. As of the execution of the conveyance document from the Seller Entities to Purchaser for any Purchased Asset, and assuming receipt of all Approvals required for the sale, assignment, transfer or conveyance of such Purchased Assets to Purchaser, Purchaser shall own all rights, title and interests in and to the Purchased Assets free and clear of all Liens, other than Permitted Liens.
(d)    As of the Closing, the Purchased Assets, (i) taking into account the Transaction Documents and all of the assets, services, products, real property, Intellectual Property and Know-How to be provided, acquired, leased or licensed under the Transaction Documents and (ii) assuming all Approvals and Business Permits have been obtained or transferred, constitute all of the assets, properties, rights and Contracts necessary and sufficient to conduct the Business in all material respects in the manner currently conducted by the Seller Entities.
Section 3.8    Intellectual Property. (a) As of the Closing, Section 2.4(b)(i) of the Seller Disclosure Schedules sets forth a true and complete list of all registered Patents, Marks and copyrights, including applications therefor, primarily related to the Business, as of the date of this Agreement and indicates with respect to each item, (i) the record owner, (ii) the jurisdiction where the application/registration is located (or, for domain names, the applicable registrar), (iii) the application or registration number and (iv) the filing date and issuance/registration/grant date. As of the Closing, Section 2.4(b)(ii) of the Seller Disclosures Schedule identifies each Contract that is primarily related to the Business under which Seller or any of its Affiliates is granted a license to Intellectual Property.
(b)    None of the Business Intellectual Property is subject to any Judgment adversely affecting the use thereof or rights thereto by Seller and its Subsidiaries. There is no opposition or cancellation Proceeding pending against Seller and its Subsidiaries concerning the ownership, validity, enforceability or infringement of any Business Intellectual Property. To the Knowledge of Seller, there is no infringement or misappropriation, or other violation, or any written allegation made thereof, of any Business Intellectual Property. Neither Seller nor its Subsidiaries has received any written notice within the three (3)-year period prior to the date of this Agreement alleging that the operation of the Business infringes, misappropriates, violates or otherwise conflicts with the Intellectual Property of any other Person. To the Knowledge of the Seller, the operation of the Business does not infringe, misappropriate, violate or otherwise conflict with the Intellectual Property of another Person.
(c)    (i) The Seller Entities own all rights, title, and interests in and to the Business Intellectual Property, including the Intellectual Property set forth on Section 2.4(b)(i) of the Seller Disclosure Schedules (other than Business Intellectual Property licensed to the Seller Entities under a Business Contract), free and clear of all Liens, other than Permitted Liens; (ii) the Seller Entities own or are licensed or otherwise possess rights to use or exploit all Business Intellectual Property necessary to conduct the Business as presently conducted, free and clear of all Liens, other than Permitted Liens (except, in the case of licenses, the interests of the licensing party and the terms and conditions of such licenses); (iii) the Business Intellectual Property, together with the Retained Intellectual Property licensed to Purchaser under the Cross License, constitute all Intellectual Property as of the date of this Agreement owned, controlled or licensed by the Seller and its Affiliates related to the Business; and (iv) the Business Intellectual Property includes all Intellectual Property primarily related to the Business.
(d)    No Business Intellectual Property is subject to any final and non-appealable order, judgment, injunction, decree or arbitral award stipulation that (i) restricts the use or other practice or exploitation thereof by any Seller Entity, (ii) restricts the sale, transfer, assignment or licensing thereof by any Seller Entity, or (iii) obligates any Seller Entity to grant licenses in the future with respect to any Business Intellectual Property.

(e)    In each case in which any Seller Entity has acquired ownership of any Business Intellectual Property from any Person (including any employee, officer, director, consultant and contractor of Seller or any Subsidiary), the Seller Entity has obtained a valid and enforceable assignment sufficient to irrevocably transfer ownership of any and all rights with respect to such Business Intellectual Property to such Seller Entity. All assignments of Business Intellectual Property to the Seller Entities that are or may be required to be filed or recorded in order to be valid and effective against bona fide purchasers without notice of such assignment have been duly executed and filed and recorded with the U.S. Patent and Trademark Office and any applicable Governmental Entity elsewhere.
(f)    To the Knowledge of Seller, neither Seller nor any of its Affiliates owes any compensation or remuneration to a Business Employee or any contractor of a Seller Entity in relation to the Business Intellectual Property, including with respect to any Patent that is based on an invention of, or copyright that is based on a work of, any current or former employee, officer, director, consultant or contractor of any Seller Entity. There is no Patent, Mark, copyright, or other Intellectual Property rights included in the Business Intellectual Property that is owned, exclusively licensed, or otherwise held by a Business Employee or contractor of a Seller Entity or their Affiliates.
(g)    All Patents included in the Business Intellectual Property have been obtained in compliance with all legal requirements. No Patent included in the Business Intellectual Property has in the three (3)-year period prior to the date of this Agreement or is now involved in any interference, reissue, reexamination or opposition proceeding in the U.S. Patent and Trademark Office or any corresponding office, department, organization, agency or other Governmental Entity elsewhere, and no such action has been threatened. No Patent included in the Business Intellectual Property is subject to any compulsory license. To the Knowledge of Seller, the Patents included in the Business Intellectual Property are valid and enforceable.
(h)    The Business Contracts, when acquired and assumed by Purchaser and the Purchaser Entities at the Closing, will not by their terms cause or require Purchaser or any of its Affiliates to (A) grant to any other Person any license, covenant not to sue, immunity or other right with respect to or under any of Purchaser’s or its Affiliates’ Intellectual Property, or (B) be obligated to pay any royalties or other amounts, or offer any discounts, to any other Person with respect to Purchaser’s products and services.
Section 3.9    Real Property. Except as set forth in Section 3.9 of the Seller Disclosure Schedules, as of immediately prior to the transfer of title to the OATS Facility described in Section 5.18, the applicable Seller Entities will have good and valid title in fee to the OATS Facility, free and clear of all Liens, other than Permitted Liens and Liens that would not reasonably be expected to be material to the Business. There are no written or oral subleases, licenses, concessions, occupancy agreements or other contractual obligations granting to any other Person the right of use or occupancy of the OATS Facility and there is no Person (other than Seller) in possession of the OATS Facility. The current use of the OATS Facility is, in all material respects, in accordance with the certificates of occupancy relating thereto and the terms of any Permits relating thereto. Except as would not reasonably be expected to be material to the Business, the OATS Facility and its current use, occupancy and operation by Seller and the structural facilities located thereon do not (a)

constitute a nonconforming use or structure under, and are not in breach or violation of, or default under, any applicable building, zoning, subdivision or other land use or similar Law, or (b) otherwise violate or conflict with any covenants, conditions, restrictions or other contractual obligations, including the requirements of any applicable Lien thereto. There is no pending or, to the Knowledge of Seller, threatened condemnation Action that would preclude or materially impair the use of the OATS Facility. The OATS Facility is in good condition and repair and is sufficient for the operation of the Business as conducted thereon in all material respects. As of the date hereof, neither Seller nor any of its Subsidiaries have received within the two (2)-year period prior to the date of this Agreement written notice of any material default under any restrictive covenants affecting the OATS Facility, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a material default under any such restrictive covenants. There are no outstanding options or rights of first refusal to purchase the OATS Facility or any portion thereof or interest therein. There is no pending construction on the OATS Facility. Except as set forth in Section 3.9 of the Seller Disclosure Schedules, there are no service contracts or other agreements relating to the use or operation of the OATS Facility.
Section 3.10    Contracts. (d) Section 3.10 of the Seller Disclosure Schedules sets forth under separate headings a true and complete list, as of the date of this Agreement, of the following Contracts (other than purchase orders and invoices) that are related to the Business and to which Seller or any of its Subsidiaries is a party (in each case, other than any Contract that is an Excluded Asset, any Contract listed on Section 3.15 of the Disclosure Schedules or any Contract that is used to provide services, assets or products pursuant to the Transaction Documents) (the “Material Contracts”):
(i)    any Contract or group of Contracts with the same party under which the Business is expected to purchase during the twelve (12)-month period immediately following, or pursuant to which the Business has purchased during the twelve (12)-month period immediately preceding, the date hereof, in the aggregate, a minimum of $1,000,000 of goods and/or services on an annual basis;
(ii)    any Contract or group of Contracts with the same party under which the Business is expected to sell during the twelve (12)-month period immediately following, or pursuant to which the Business has sold during the twelve (12)-month period immediately preceding, the date hereof, in the aggregate, a minimum of $2,000,000 of goods and/or services on an annual basis;
(iii)    any Contract requiring future capital expenditure obligations of the Business in excess of $1,000,000;
(iv)    any Contract with any independent contractor who provide services to the Business that provides for annualized compensation in excess of $250,000 individually or $1,000,000 in the aggregate;
(v)    any joint venture, partnership or other similar agreement or written arrangement involving co-investment or the sharing of material revenues, profits, losses, costs or Liabilities between the Business with a third party;

(vi)    any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) under which, after Closing, the Business will have an obligation with respect to an “earn out,” contingent purchase price, or similar contingent payment obligation;
(vii)    any Contract under which Seller or any of its Affiliates has been granted any license, covenant not to sue, option or other rights with respect to Business Intellectual Property, other than licenses to use third party software, that is (A) licensed on general commercial terms and that continues to be available to the public generally on such terms, (B) not distributed with or incorporated in any product or services of the Business (C) used for infrastructure or other internal purposes, and (D) was (i) licensed for fixed payments of less than $500,000 in the aggregate or annual payments of less than $50,000 per year or (ii) is not primarily related to the Business;
(viii)    any Contract under which any Seller Entity has granted any third party a license, covenant not to sue, option or other rights with respect to Business Intellectual Property;
(ix)    any Contract requiring Seller or its Affiliates to pay royalties to a third party with respect to a product of the Business;
(x)    any Contract containing covenants that would restrict or limit in any material respect the ability of the Business after the Closing to (A) engage or compete in any business or with any Person or in any geographic area or (B) solicit for employment or hire any Person;
(xi)    any material Contract with any Affiliate of the Seller Entities, other than Contracts that will be terminated prior to or at Closing; and
(xii)    any Contract or agreement with a Governmental Entity (other than Permits).
(e)    (i) As of the date hereof, assuming due authorization, execution and delivery by each counterparty thereto, each Business Contract and each Inter-Company Contract is in full force and effect and is valid, binding and enforceable against the parties thereto in accordance with its terms, in each case, subject to the effect of any Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law) and (ii) as of the date hereof, neither Seller (or its applicable Subsidiary) nor, to the Knowledge of Seller, any other party to a Business Contract is in breach or violation of, or default under, any Business Contract and no event has occurred that with or without notice or lapse of time or both would constitute a breach or default (whether by lapse of time or notice or both), except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to the Business.

(f)    A copy of each Business Contract that is a true, accurate and complete copy of such Contract and in effect as of the date hereof has been made available to Purchaser (or, if a Business Contract is an oral agreement, an accurate and complete written description of such Business Contract has been made available to Purchaser).
Section 3.11    Compliance with Applicable Laws; Permits. (a) The Seller Entities have complied in all material respects with all Laws applicable to the conduct of the Business.
(b)    The Seller Entities and/or the Business hold all Permits necessary for the conduct of the Business as presently conducted, other than any such Permits the absence of which would not reasonably be expected to be, individually or in the aggregate, material to the Business (the “Business Permits”). The Seller Entities and the Business are in compliance with the terms of the Business Permits, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect. From and after the Closing, Seller and its Affiliates shall not initiate or prosecute, directly or indirectly, any Proceedings challenging the Business Permits to the extent relating to the operation of the Business.
Section 3.12    Environmental Matters. Except for such matters that would not reasonably be expected to be, individually or in the aggregate, material to the Business, (a) the Seller Entities are in, and at all times during the three (3) years prior to the date hereof, the Seller Entities have been in, compliance in all material respects with all applicable Environmental Laws with respect to the Business, (b) the Seller Entities and the Business have obtained and are in compliance in all material respects with all Permits pursuant to Environmental Laws required for the operation of the Business as presently conducted, (c) there are no Proceedings pending or threatened against the Seller Entities alleging a violation of Environmental Laws with respect to the Business, (d) no Hazardous Material has been discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released at, on or under any property now or previously owned, leased or operated by the Business, and (e) during the three (3)-year period prior to the date hereof, no Seller Entity has received any written notice concerning any pending or threatened investigations of the Business, or any currently or previously owned or leased property of the Business under Environmental Laws, which would reasonably be expected to result in the Business incurring any Liability pursuant to any Environmental Law. From and after the Closing, Seller and its Affiliates shall not initiate or prosecute, directly or indirectly, any Proceedings challenging the Permits pursuant to Environmental Laws that are transferred to Purchaser pursuant to this Agreement, to the extent relating to the operation of the Business. Seller has made available to Purchaser or Purchaser’s Representatives all material environmental site assessments, audits, investigations and studies conducted during the two (2) years prior to the date hereof in the possession, custody or control of any Seller Entity relating to properties or assets currently or formerly owned, leased, operated or used by or for the Business.
Section 3.13    Taxes. (e) Except for such matters that would not reasonably be expected to be, individually or in the aggregate, material to the Business: (i) all Tax Returns required to be filed with respect to the Purchased Assets, the Assumed Liabilities and the Business have been timely filed (taking into account extensions) and all such Tax Returns are true, correct and complete; (ii) all Taxes imposed with respect to the Purchased Assets, the Assumed Liabilities and the Business have been timely paid; and (iii) there are no proposed reassessments and no Tax Proceeding is pending or threatened in writing with respect to the Purchased Assets, the Assumed Liabilities or the Business.
(f)    There are no Liens for Taxes upon any of the Purchased Assets other than Liens for Taxes not yet due or payable or other Permitted Liens reflected on a schedule to be delivered to Purchaser prior to the Closing.
(g)    Except as set forth on a schedule to be delivered to Purchaser prior to Closing, in the past three years, none of the Seller Entities has received written notice of any claim made by a Governmental Entity in a jurisdiction where such Seller Entity does not file income or franchise Tax Returns, that such Seller Entity is or may be subject to income or franchise taxation by that jurisdiction with respect to the Purchased Assets, the Assumed Liabilities or the Business.
(h)    Except as would not reasonably be expected to have a material adverse effect on the Seller Entities, (x) all Tax Returns required to be filed by or on behalf of any of the Seller Entities have been timely filed (taking into account extensions) and all such Tax Returns are true, correct and complete, and (y) all Taxes owed by any of the Seller Entities have been timely paid or have adequately been reserved for (to the extent required by GAAP), in the financial statements of such Seller Entity and will be timely paid by the due date thereof.
(i)    Any other representation in or warranty contained in this Article III notwithstanding, the representations and warranties contained in this Section 3.13 and in Section 3.14 constitute the sole representations and warranties of Seller relating to Taxes.
Section 3.14    Labor Relations; Employees and Employee Benefit Plans. (a) Section 3.14(a) of the Seller Disclosure Schedules sets forth a list of each material Benefit Plan. Seller has made available to Purchaser correct and complete copies of each such material Benefit Plan (or, to the extent no such copy exists, an accurate written description thereof).
(b)    Each Benefit Plan from which rollover contributions are contemplated under Section 5.6 that is intended to be qualified within the meaning of Section 401(a) of the Code, has been operated in material compliance with its terms and applicable Law, has received a favorable determination or opinion letter as to its qualification and, to the Knowledge of Seller, nothing has occurred that would reasonably be expected to give rise to a revocation of such determination or opinion.
(c)    Except as required by applicable Law or as set forth on Section 3.14(c) of the Seller Disclosure Schedules, neither the execution of this Agreement nor the consummation of the Transaction (whether alone or together with any other events) will (i) result in any material payment (other than any payment for which Seller and its Affiliates are exclusively liable) becoming due to any Business Employee, (ii) materially increase any benefits otherwise payable to any Business Employee (other than any increases for which Seller and its Affiliates are exclusively liable) or (iii) result in the acceleration of the time of payment or vesting of any such benefits.
(d)    Set forth on Section 3.14(d) of the Seller Disclosure Schedules is a true and correct list, as of the date of this Agreement, of each collective bargaining, works council or other material labor agreement of Seller or any of its Affiliates which covers any portion of the Business and/or to which any Business Employees are subject. Except as set forth on Section 3.14(d) of the Seller Disclosure Schedules, no Business Employee is represented by a labor union, works council or other labor organization with respect, in whole or in part, to the Business. There are not currently, and during the three (3)-year period immediately prior to the date of this Agreement, there have not been, any pending or, to the Knowledge of Seller, threatened strikes, work slowdowns, work stoppages, picketing or lockouts involving Business Employees (with respect, in whole or in part, to the Business). To the Knowledge of Seller, no petition has been filed or proceedings instituted by a Business Employee or group of Business Employees with any labor relations board seeking recognition of a bargaining representative with respect, in whole or in part, to the Business. To the Knowledge of Seller, with respect, in whole or in part, to the Business, there is no organizational effort currently being made or threatened by, or on behalf of, any labor union, works council or other labor organization to organize any Business Employees and no demand for recognition of any Business Employee has been made by, or on behalf of, any labor union, works council or other labor organization. There are no material unfair labor practice complaints pending against Seller or any of its Subsidiaries in respect of any Business Employee and/or the Business before the National Labor Relations Board or any other labor relations tribunal or authority. For purposes of this Section 3.14(d), the defined term “Business Employee” shall include any former employee of Seller or any of its Affiliates who was actively and primarily employed in the Business.
(e)    Seller has made available to Purchaser a true and correct list of each current Business Employee and, for each such Business Employee such Business Employee’s (i) job title, (ii) work location, (iii) first date of service (with the Seller, any of its Affiliates or a predecessor employer), (iv) status as exempt or non-exempt (if a U.S. Business Employee), (v) visa status, (vi) base salary or base wage rate and (vii) annual bonus potential or other bonus or incentive entitlements.
(f)    With respect to Business Employees and independent contractors who provide services to the Business, Seller and each of its Affiliates is, and for the past three (3) years has been, in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, including but not limited to wages and hours and the classification of employees and independent contractors, and has not been and is not engaged in any unfair labor practice as defined in the National Labor Relations Act or any similar Law. To the Knowledge of Seller, as of the date of this Agreement, no current Business Employee who is an executive or key employee has given notice of termination of employment or otherwise disclosed plans to terminate employment with the Business in the next twelve (12) months. For purposes of this Section 3.14(f), the defined term “Business Employee” shall include any former employee of Seller or any of its Affiliates who was actively and primarily employed in the Business.
(g)    Neither Seller nor any of its Affiliates has, during the two (2)-year period prior to the date hereof, taken any action affecting Business Employees that would constitute a “mass layoff” or “plant closing” within the meaning of the Worker Adjustment Retraining and Notification Act (the “WARN Act”) or would otherwise trigger notice requirements or Liability under any similar foreign, state or local Law. For purposes of this Section 3.14(g), the defined term “Business Employee” shall include any former employee of Seller or any of its Affiliates who was actively and primarily employed in the Business.
Section 3.15    Inter-Company Contracts. Except for any Contracts that are neither material in amount in relation to the Business nor necessary for Purchaser to conduct the Business in all material respects as it is conducted as of the date of this Agreement, and other than the Transaction Documents and the Contracts contemplated by this Agreement, Section 3.15 of the Seller Disclosure Schedules lists all Contracts solely between or among Seller and/or its Affiliates, on the one hand, and/or any executive officer or director of Seller or its Affiliates (including any individual related by blood, marriage or adoption to any of the foregoing individuals), on the other hand, with respect to the conduct of the Business or by which the Purchased Assets are bound (the “Inter-Company Contracts”).
Section 3.16    Brokers. Other than JP Morgan Securities LLC, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transaction and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.
Section 3.17    Customers and Suppliers. Section 3.17 of the Seller Disclosure Schedules lists the top 10 customers and top 7 suppliers of the Business for the fiscal year ended September 30, 2012 and the eight (8) months ended May 31, 2013 (determined on a consolidated basis based on, in the case of customers, the amount of revenues recognized by the Business, it being understood that “customers” refers to the Tier 1 or Tier 2 automotive suppliers to which the Business ships products and not to OEMs, and, in the case of suppliers, the dollar amount of payments made by the Business for application-specific integrated circuits, microcontrollers, antennas and printed circuit boards only, and not for any other raw material, product or component). As of the date of this Agreement, except as described on Section 3.17 of the Seller Disclosure Schedules, to the Knowledge of Seller, from December 31, 2012 until the date hereof, the Business has not received any written indication that (a) any such customer or supplier plans to stop or materially decrease the amount of business done with the Business, (b) any such customer received a material decrease in the prices paid to the Business that is inconsistent with the terms of its existing agreement or order with the Business or (c) any such supplier received a material increase in the prices charged to the Business that is inconsistent with the terms of its existing supply agreement with the Business. In addition, as of the date of this Agreement, except as described on Section 3.17 of the Seller Disclosure Schedules, the Business is not involved in any material claim or dispute with any top 10 customer or top 7 supplier of the Business set forth on Section 3.17 of the Seller Disclosure Schedules.
Section 3.18    Illegal Payments. The Seller Entities have not, in violation of applicable Law, taken any actions, directly or indirectly, with respect to the Business materially in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any government official (including any officer or employee of a government or government-controlled entity or instrumentality or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or official thereof, or candidate for political office, all of the foregoing being referred to as “Government Officials”) or to any other Person while knowing that all or a substantial portion of the money or value will be offered, given or promised to a Government Official for the purpose of influencing official action or securing an improper advantage in relation to the Business.
Section 3.19    Product Warranties. Except for Liabilities for which there is a reserve reflected in the Business Financial Statements, (a) there are no material claims outstanding, pending or, to the Knowledge of the Seller, threatened for breach of any guarantee or warranty relating to any products sold, manufactured, distributed or delivered by the Business (excluding claims that such product infringes a third party’s Intellectual Property, which claims are addressed in Section 3.8) other than claims in such amounts that are within historical warranty experience, and (b) to the Knowledge of the Seller, there is no material design defect with respect to any of the Business’s products.
Section 3.20    Import and Export Controls. There is no pending or, to the Knowledge of the Seller, threatened Proceeding against, or investigation by a Governmental Entity of, the Business, nor is there any Judgment imposed (or, to the Knowledge of the Seller, threatened to be imposed) upon the Business by or before any Governmental Entity, in each case, in connection with an alleged violation of applicable Law relating to the import or export of data, goods or services to any foreign jurisdiction against which the United States or the United Nations maintains sanctions or export controls, including applicable regulations of the U.S. Department of Commerce, the U.S. Department of State and the Office of Foreign Asset Control of the U.S. Department of Treasury.
Section 3.21    No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article III, the certificate contemplated by Section 7.2(c) or in the Transaction Documents, (a) none of Seller, the Seller Entities or any of their respective Affiliates has made any other representation or warranty, expressed or implied, as to the Purchased Assets, the Assumed Liabilities or the Business on behalf of Seller, the Seller Entities or any of their respective Affiliates, and (b) Purchaser has not relied on any representation or warranty from Seller, the Seller Entities or any of their respective Affiliates in determining to enter into this Agreement. Purchaser acknowledges that, should the Closing occur, Purchaser shall acquire the Purchased Assets, Assumed Liabilities and Business without any representation or warranty as to merchantability or fitness thereof for any particular purpose, in an “as is” condition and on a “where is” basis, except as otherwise expressly set forth in this Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Except as set forth in (a) the filings of Purchaser or its Affiliates with the SEC filed prior to the date of this Agreement or (b) the Purchaser Disclosure Schedules (it being agreed that the disclosure of any matter in any section in the Purchaser Disclosure Schedules shall be deemed to have been disclosed in any other section in the Purchaser Disclosure Schedules to which the applicability of such disclosure is reasonably apparent on its face), Purchaser hereby represents and warrants to Seller as follows:
Section 4.1    Organization, Standing and Power. Purchaser is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has all necessary organizational power and authority to carry on its business as presently conducted, except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. As of the Closing, each of the Purchaser Entities will be duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has all necessary organizational power and authority to carry on its business as presently conducted, except as would not, individually or in the aggregate, reasonably be expected to prevent or materially impair the ability of the Purchaser Entities to perform its obligations under this Agreement or consummate the Transaction or the other transactions contemplated hereby.
Section 4.2    Authority; Execution and Delivery; Enforceability. Purchaser has all necessary power and authority to execute this Agreement and to consummate the Transaction and the other transactions contemplated hereby. The execution and delivery by Purchaser of this Agreement and the consummation by the Purchaser Entities of the Transaction and the other transactions contemplated hereby have been duly authorized by all necessary corporate or other action of Purchaser and as of the Closing, by all necessary corporate or other actions of the Purchaser Entities. Purchaser has duly executed and delivered this Agreement, and assuming due authorization, execution and delivery by Seller, this Agreement will constitute its valid and binding obligation, enforceable against it in accordance with its terms, subject to the effect of any Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).
Section 4.3    No Conflicts; Consents. (b) The execution and delivery by Purchaser of this Agreement does not, and the consummation of the Transaction and the other transactions contemplated hereby and compliance by Purchaser with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, require the Approval of any Person (other than any Governmental Entity) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of benefit under, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Purchaser or any of its Subsidiaries under, any provision of (i) the certificate of incorporation, bylaws or equivalent governing documents of any Purchaser Entity or (ii) any Judgment or Law applicable to Purchaser or its Subsidiaries, or the properties or assets of Purchaser or its Subsidiaries, except, in case of clause (ii), for any such items that would not reasonably be expected to be, individually or in the aggregate, material to Purchaser.
(c)    No Approval of any Governmental Entity, labor union, works council or other labor organization is required to be obtained or made by or with respect to the Purchaser Entities in connection with the execution, delivery and performance of this Agreement or the consummation of the Transaction and the other transactions contemplated hereby, other than in respect of the HSR Act and the Antitrust Laws of Mexico.
Section 4.4    Financial Ability to Perform. Purchaser has available to it as of the date hereof, and will have available to it at the Closing, funds sufficient to enable the Purchaser Entities to perform all of their obligations hereunder, including delivering the Purchase Price to Seller, as and when contemplated by this Agreement and to pay or otherwise perform all of the obligations of the Purchaser Entities under the other Transaction Documents.

Section 4.5    Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transaction and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.
Section 4.6    Investigation. Purchaser has such knowledge and experience in financial and business matters, and is capable of evaluating the merits and risks of the Transaction and the other transactions contemplated by this Agreement. Purchaser confirms that Seller has made available to Purchaser and its Affiliates and Representatives the opportunity to ask questions of the officers and management of Seller and the Business, as well as access to the documents, information and records of or with respect to the Purchased Assets, the Assumed Liabilities and the Business and to acquire additional information about the business and financial condition of the Business, and Purchaser confirms that it has made an independent investigation, analysis and evaluation of the Purchased Assets, the Assumed Liabilities and the Business.
Section 4.7    No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article IV, the certificate contemplated by Section 7.3(c) or in the Transaction Documents, (a) neither Purchaser nor any of its Affiliates has made any other representation or warranty, expressed or implied, on behalf of Purchaser or any of its Affiliates, and (b) Seller has not relied on any representation or warranty from Purchaser or any its Affiliates in determining to enter into this Agreement.
ARTICLE V
COVENANTS
Section 5.1    Efforts. (d) From and after the date hereof, Purchaser and Seller shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable Law to consummate and make effective in the most expeditious manner possible the Transaction and the other transactions contemplated by this Agreement, including (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Transaction and the other transactions contemplated by this Agreement as soon as practicable and, with respect to Regulatory Approval under the Antitrust Laws of Mexico, in any event on or before August 12, 2013 and (ii) the execution and delivery of any additional instruments necessary to consummate the Transaction and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement. Without limiting the foregoing, Purchaser and Seller shall use reasonable best efforts to take all actions necessary to obtain (and cooperating with each other in obtaining) any Regulatory Approvals (which actions shall include furnishing all information required in connection with such Approvals) required to be obtained or made by Purchaser, the other Purchaser Entities, Seller or the other Seller Entities in connection with the Transaction or the other transactions contemplated by this Agreement. Additionally, each of Purchaser and Seller shall use their respective reasonable best efforts to fulfill all conditions precedent to this Agreement (including those set forth in Section 7.1) and shall not take any action after the date of this Agreement that would reasonably be expected to impair or materially delay the obtaining of, or result in not obtaining, any Regulatory Approval necessary to be obtained prior to the Closing. To the extent that transfers of any Permits are required as a result of the execution of this Agreement or the consummation of the Transaction or the other transactions contemplated by this Agreement, the parties hereto shall use reasonable best efforts to effect such transfers. Seller shall use reasonable best efforts to obtain all Approvals required to be set forth on Section 3.3(a) of the Seller Disclosure Schedules.
(e)    Prior to the Closing, Purchaser and Seller shall each keep the other apprised of the status of matters relating to the completion of the Transaction and the other transactions contemplated by this Agreement and work cooperatively in connection with obtaining all required Regulatory Approvals. In that regard, prior to the Closing, subject to the Confidentiality Agreement and Section 5.3 of this Agreement, each party shall promptly consult with the other party to this Agreement to provide any necessary information with respect to (and, in the case of correspondence, provide the other party (or their counsel) copies of) all filings made by such party with any Governmental Entity or any other information supplied by such party to, or correspondence with, a Governmental Entity in connection with this Agreement, the Transaction and the other transactions contemplated by this Agreement. Subject to the Confidentiality Agreement and Section 5.3 of this Agreement, each party shall promptly inform the other party, and if in writing, furnish the other party with copies of (or, in the case of material oral communications, advise the other party orally of) any communication from any Governmental Entity regarding the Transaction and the other transactions contemplated by this Agreement, and permit the other party to review and discuss in advance, and consider in good faith the views of the other party in connection with, any proposed written (or any material proposed oral) communication with any such Governmental Entity. If either party or any Representative of such party receives a request for additional information or documentary material from any Governmental Entity with respect to the Transaction or the other transactions contemplated by this Agreement, then such party will use best efforts to make, or cause to be made, promptly and after consultation with the other party, an appropriate response in compliance with such request. Purchaser and its Representatives shall not participate in any meeting with any Governmental Entity in connection with this Agreement and the Transaction or the other transactions contemplated by this Agreement (or make oral submissions at meetings or in telephone or other conversations) unless it consults with Seller in advance and, to the extent not prohibited by such Governmental Entity, gives Seller the opportunity to attend and participate thereat. Subject to the Confidentiality Agreement and Section 5.3, each party shall furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any such Governmental Entity with respect to this Agreement and the Transaction or the other transactions contemplated by this Agreement, and furnish the other party with such necessary information and reasonable assistance as the other party may reasonably request in connection with its preparation of filings or submissions of information to any such Governmental Entity. Purchaser and Seller may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.1 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials (Purchaser or Seller, as the case may be) or its legal counsel; provided, however, that materials provided pursuant to this Section 5.1(b) may be redacted (i) to remove references concerning the valuation of or future plans for the Business, (ii) as necessary to comply with contractual obligations, and (iii) as necessary to address reasonable privilege concerns.

(f)    Each of Purchaser and Seller shall use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including using reasonable best efforts to take all such further action as may be necessary to resolve such objections, if any, as any Governmental Entity or any other person may assert under any Antitrust Law with respect to the transactions contemplated hereby, so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Outside Date); provided, that Purchaser shall proffer to, or agree to make any material changes (including through a licensing arrangement) or restriction on, or other impairment of Purchaser’s ability to own or operate, any assets, licenses, product lines, businesses or interests therein with respect to the business of Purchaser; provided, however, that Purchaser shall not be obligated to, and nothing in this Agreement shall be construed to require Purchaser to, (i) proffer to, or agree to, sell, divest, lease, transfer, dispose of or otherwise hold separate and agree to sell, divest, transfer, or dispose of, before or after the Closing, any assets, licenses, operations, rights, product lines, businesses or interests therein of the Business or Purchaser (or to consent to any sale, divestiture, lease, transfer, or disposition by Seller of any of assets of the Business or to any agreement by any such person to take any of the foregoing actions) or (ii) proffer to, or agree to, license the right to manufacture, design, or modify HomeLink Technology (including HomeLink Technology that is integrated into another product or system).
(g)    Purchaser and the other Purchaser Entities agree to provide such security and assurances as to financial capability, resources and creditworthiness as may be reasonably requested by any Governmental Entity or other third party whose Approval is sought in connection with the Transaction and the other transactions contemplated by this Agreement. Whether or not the Transaction is consummated, Purchaser shall be responsible for all HSR Act filing fees and expenses to any Governmental Entity in order to obtain any Approvals pursuant to this Section 5.1.
(h)    Any provision in this Agreement notwithstanding, none of Seller, the other Seller Entities or any of their respective Affiliates shall under any circumstance be required to pay or commit to pay any amount or incur any obligation in favor of or offer or grant any accommodation (financial or otherwise, regardless of any provision to the contrary in the underlying Contract, including any requirements for the securing or posting of any bonds, letters of credit or similar instruments, or the furnishing of any guarantees) to any Person to obtain any Approval (other than de minimis fees or nominal filing or application fees). Assuming compliance by Seller with this Section 5.1, none of Seller, the other Seller Entities nor any of their respective Affiliates shall have any Liability whatsoever to Purchaser arising out of or relating to the failure to obtain any Approvals that may be required in connection with the Transaction and the other transactions contemplated by this Agreement or because of the termination of any Contract as a result thereof. Purchaser acknowledges that no representation, warranty or covenant (other than a breach of this Section 5.1) of Seller contained herein shall be breached or deemed breached solely as a result of (i) the failure to obtain any Approval, (ii) any such termination of a Contract, or (iii) any Proceeding commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such Approval or any such termination.

Section 5.2    Covenants Relating to Conduct of Business. (d) Except as set forth in Section 5.2 of the Seller Disclosure Schedules or as required by applicable Law or as otherwise expressly permitted or required by the terms of this Agreement, from the date of this Agreement to the Closing, and except as Purchaser may otherwise consent to in writing (such consent not to be unreasonably withheld, conditioned or delayed), Seller shall (and shall cause its Subsidiaries to) (i) conduct the Business in the ordinary course consistent with past practice, and (ii) use commercially reasonable efforts to preserve intact the Business, and, with respect to the Business, keep available the services of its employees and agents, and maintain its relations and goodwill with its suppliers, customers, employees, agents and others having business relationships with any Seller Entity or any of their respective Affiliates in respect of the Business.
(e)    Except as set forth in Section 5.2 of the Seller Disclosure Schedules or as required by applicable Law or as expressly permitted or required by the terms of this Agreement (including Section 5.21), and solely with respect to the Purchased Assets, the Assumed Liabilities and the Business, Seller shall not, and shall cause each Seller Entity not to, do any of the following without the prior consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed):
(vi)    enter into or materially amend any collective bargaining agreement or other agreement with a labor union, works council or similar organization covering Business Employees;
(vii)    except as may be required by applicable Law or under the terms of any Benefit Plan in existence on the date of this Agreement, or except in connection with any action that applies uniformly to Business Employees and other similarly situated employees of Seller or its Affiliates, grant or increase any bonuses, salaries, benefits or other compensation to any Business Employee or any independent contractor providing services to the Business;
(viii)    hire or enter into any employment or consulting Contract with any Business Employee or independent contractor providing services to the Business with annualized compensation that does not exceed $150,000;
(ix)    grant, create, assume or otherwise incur any Lien (other than Permitted Liens) on any of the Purchased Assets other than in the ordinary course consistent with past practice;
(x)    sell, assign, transfer, encumber or otherwise dispose of any Purchased Asset (excluding de minimis assets no longer used in the Business) other than in the ordinary course of business consistent with past practice;
(xi)    change the general level of pricing of services and products of the Business other than in the ordinary course of business consistent with past practice;

(xii)    except as required by Law, make any material change in accounting practices, billing or cash management practices (including with respect to the timing and frequency of collection of receivables and paying of payables);
(xiii)    waive any of their rights under the confidentiality, non-solicit or non-compete provisions of any Contracts relating to the Business, except in the ordinary course of business consistent with past practice;
(xiv)    terminate, suspend, amend or modify in any material respect, any Business Permit, except in the ordinary course of business consistent with past practice;
(xv)    (A) terminate a Material Contract or (B) enter into any new Contract that would be a Material Contract under clause (iii), (v), (vi), (vii), (viii), (ix), (x) or (xi) of the definition of Material Contract if entered into prior to the date hereof, other than in the ordinary course of business consistent with past practice and except for renewals or terminations in accordance with the terms of any Material Contract;
(xvi)    enter into any Contract in relation to the Business for the purchase of real property in excess of $500,000 or lease (as lessee) of real property providing for annual payments in excess of $1,000,000;
(xvii)    settle any Proceeding other than in the ordinary course of business consistent with past practice involving solely money damages;
(xviii)    make any material change in any method of financial accounting or financial accounting practice or policy applicable to the Business, other than such changes as are required by GAAP or applicable Law or otherwise apply generally to Seller;
(xix)    except in the ordinary course of business, make, adopt, revoke or change any Tax election or any method of Tax accounting solely with respect to the Business or the Purchased Assets, in each case, to the extent that such action would reasonably be expected to result in a material Liability for Taxes of the Purchaser Entities or any of their Affiliates in any Post-Closing Period; or
(xx)    authorize any of, or commit or agree to take, whether in writing or otherwise, or do any of, the foregoing actions.
(f)    Anything to the contrary in this Agreement notwithstanding, the parties acknowledge and agree that nothing in this Section 5.2 shall be deemed to limit the transfer of Excluded Assets prior to, at or after the Closing.
(g)    Anything to the contrary in this Agreement notwithstanding, nothing in this Section 5.2 shall prohibit or otherwise restrict in any way the operation of the business of Seller,

the other Seller Entities or their respective Affiliates, except solely with respect to the conduct of the Business by Seller, the other Seller Entities and their respective Affiliates.
Section 5.3    Confidentiality. (f) Purchaser acknowledges that the information being provided to it in connection with the Transaction and the other transactions contemplated hereby is subject to the terms of that certain confidentiality agreement between Purchaser and Seller, dated as of March 12, 2013 (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference in their entirety and shall, subject to the following sentence, survive the Closing; provided, that actions taken by the parties hereunder to the extent necessary in order to comply with their respective obligations under Section 5.1 hereunder shall not be deemed to be in violation of this Section 5.3 or the Confidentiality Agreement; provided, however, that the foregoing shall not affect Section 5.1(b) to the extent that Section 5.1(b) specifies that it is subject to this Section 5.3 or the Confidentiality Agreement. Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate with respect to information relating solely to the Business or the Purchased Assets; provided, however, that Purchaser acknowledges that its obligations of confidentiality and non-disclosure with respect to any and all other information provided to it by or on behalf of Seller, the other Seller Entities or any of their respective Affiliates or Representatives, concerning Seller, the other Seller Entities or any of their respective Affiliates (other than solely with respect to the Business or the Purchased Assets) shall continue to remain subject to the terms and conditions of the Confidentiality Agreement (but subject to the term therein), any termination of the Confidentiality Agreement that has or would otherwise occur notwithstanding.
(g)    Seller hereby agrees with Purchaser that it shall not, and shall not permit its Affiliates or their respective Representatives and agents to, at any time on or after the Closing Date, directly or indirectly, without the prior written consent of Purchaser, disclose to any third party (other than Seller’s Affiliates and its and their respective Representatives) or use any confidential or proprietary information included in the Purchased Assets (“Confidential Business Information”); provided, however, that the term “Confidential Business Information” will not include any information (i) that becomes available to Seller or its Affiliates or their respective Representatives from and after the Closing, from a third party source that is not known by Seller to be under any obligations of confidentiality in respect of such information, (ii) that is or becomes generally available to, or known by, the public (other than as a result of disclosure in violation hereof), (iii) that is or was derived independently by Seller, its Affiliates or any of their respective Representatives without use of Confidential Business Information. In addition, the foregoing shall not prohibit Seller, its Affiliates or any of their respective Representatives (A) from using Confidential Business Information for the purpose of complying with the terms of any of the Transaction Documents or any Contract that has not been assigned or transferred pursuant to Section 2.14, or (B) disclosing Confidential Business Information that Seller, any of its Affiliates or its or their Representatives are required by Law (by oral questions, interrogatories, requests for information, subpoena, civil investigative demand, or similar process) to disclose (provided that Seller will, to the extent not legally prohibited, provide Purchaser with prompt written notice of such request so that Purchaser may seek, at its sole expense, an appropriate protective order and/or waive compliance with this Section 5.3(b)). Furthermore, the provisions of this Section 5.3(b) will not prohibit any retention of copies of records or any disclosure in connection with the preparation and filing of financial statements and Tax returns of Seller or its Affiliates or any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby. The Parties acknowledge and agree that Seller, the Seller Entities and their respective Affiliates currently, and may continue following the Closing, to maintain business and commercial relationships (whether as a customer, supplier or otherwise) with the same Persons and engage in commercial relationships with such Persons and with Purchaser and the other Purchaser Entities, and may employ, or continue to employ, individuals who previously worked in or with the Business and possess knowledge and Know-How used in relating to, or arising from the Business, to maintain or expand such relationships, and agree that nothing in this Section 5.3(b) shall prohibit or restrict the maintenance or expansion of any such relationships or employment of any such individuals.
(h)    Seller will instruct, or cause its Representatives to instruct, each third party that entered into a nondisclosure agreement in connection with the Automotive Electronics Sale Process to return or destroy any confidential materials to the extent related to the Business that such third party received from Seller, its Affiliates or Representatives and that constitute “Evaluation Materials” (as defined in the nondisclosure agreement between Seller and such third party). Seller will promptly notify Purchaser if any such third party fails to respond or upon becoming aware that the third party refuses to comply with Seller’s or its Representative’s request to return or destroy such confidential materials.
Section 5.4    Access to Information. (e) Seller shall afford to Purchaser and its Representatives reasonable access, upon reasonable notice during normal business hours, consistent with applicable Law and in accordance with reasonable procedures established by Seller, during the period prior to the Closing, to the properties, books, Contracts, records and personnel of Seller and its Subsidiaries related to the Business; provided, however, that (i) neither Seller nor any of its Affiliates shall be required to violate any obligation of confidentiality to which it or any of its Affiliates may be subject in discharging their obligations pursuant to this Section 5.4(a); (ii) Seller shall make available, or cause its Subsidiaries to make available, Business Employee personnel files only after the Closing Date (provided that Seller shall not make, or cause to be made, available medical records, workers compensation records or the results of any drug testing; and (iii) prior to the Closing Date, Purchaser shall not conduct any Phase II Environmental Site Assessment or conduct any invasive testing or any sampling of soil, sediment, surface water, ground water or building material at, on, under or within any property of Seller, the Seller Entities, or any of their respective Affiliates.
(f)    Purchaser agrees that any investigation undertaken pursuant to the access granted under Section 5.4(a) shall be conducted in such a manner as not to unreasonably interfere with the operation of the Business, and none of Purchaser or any of its Affiliates or Representatives shall communicate with any of the employees of the Business without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary in this Agreement, neither Seller nor any of its Affiliates shall be required to provide access to or disclose information where, upon the advice of counsel, such access or disclosure would jeopardize attorney-client privilege or contravene any Laws.
(g)    Except with respect to Tax Returns and other information relating to Taxes (which shall be governed by Section 6.1), at and after the Closing, Purchaser shall, and shall cause its Affiliates to, afford Seller, its Affiliates and their respective Representatives, during normal business hours, upon reasonable notice, consistent with applicable Law and in accordance with the procedures established by Purchaser or its Affiliates, as applicable, reasonable access to the properties, books, Contracts, records and employees of the Business to the extent that such access may be reasonably requested by Seller, including in connection with financial statements, taxes, reporting obligations and compliance with applicable Laws; provided, however, that nothing in this Agreement shall limit any of Seller’s or any of its Affiliates’ rights of discovery.
(h)    Purchaser agrees to hold all the books and records of the Business existing on the Closing Date and not to destroy or dispose of any thereof for a period of ten (10) years from the Closing Date or such longer time as may be required by Law, and thereafter, if it desires to destroy or dispose of such books and records, to offer first in writing at least sixty (60) days prior to such destruction or disposition to surrender them to Seller.
Section 5.5    Publicity. The initial press release with respect to the Transaction shall be a joint press release, and has been agreed upon by Seller and Purchaser. Other than such joint press release, from the date of this Agreement until the Closing, no party to this Agreement nor any Affiliate or Representative of such party shall issue or cause the publication of any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law or stock exchange rules.
Section 5.6    Employee Matters. (i) Continuation of Employment. As of the Closing Date, Purchaser shall either (i) continue to employ each Business Employee who remains employed by Seller or any Affiliate as of such date (each, a “Current Business Employee”), to the extent employment continues by operation of Law, or (ii) except as otherwise provided in Section 5.6(f), offer, or cause its applicable Affiliate to offer, employment to such Current Business Employee, to the extent employment does not continue by operation of law, in all cases, on terms consistent with this Section 5.6. Each Current Business Employee whose employment continues by operation of Law and each Current Business Employee who accepts Purchaser’s offer of employment pursuant to this Section 5.6(a) (or pursuant to Section 5.6(f)) shall be referred to herein as a “Transferred Business Employee.” Except as otherwise expressly set forth herein, from and after the Closing, Seller and its Affiliates shall retain all Liabilities under the Benefit Plans, and all other Liabilities related to Business Employees who do not become Transferred Business Employees.
(j)    Terms and Conditions of Employment. With respect to each Transferred Business Employee who remains so employed with Purchaser, Purchaser shall, for a period of twelve (12) months following the Closing (the “Transition Period”), provide each Transferred Business Employee who remains so employed with Purchaser compensation and benefits that are, in the aggregate, substantially similar to those in effect for such Transferred Business Employee as of immediately prior to the date of this Agreement. As of and after the Closing, Purchaser shall provide to each Transferred Business Employee full credit for all purposes under each Purchaser Benefit Plan for such Transferred Business Employee’s service prior to the Closing with Seller or any of its Affiliates, to the same extent such service is recognized by Seller and its Affiliates immediately prior to the Closing; provided that such service shall not be recognized where such recognition would result in duplication of benefits with respect to the same period of service and further provided that such service shall not be credited for purposes of eligibility or benefit accrual under any defined benefit pension plan or for purposes of eligibility or benefit accrual under any post-employment medical benefits.
(k)    Health Coverages. Purchaser shall make available to each Transferred Employee and his or her eligible dependents coverage under group health Purchaser Benefit Plans that (i) do not limit or exclude coverage on the basis of any pre-existing condition of any Transferred Business Employee or dependent (other than any limitation already in effect under the applicable group health Benefit Plan) or on the basis of any other exclusion or waiting period not in effect under the applicable group health Benefit Plan, and (ii) provide each Transferred Business Employee full credit under the applicable group health Purchaser Benefit Plans for the applicable plan year in which the Closing Date occurs, for any deductible, co-payment or out-of-pocket expenses already incurred by the Transferred Business Employee under the applicable group health Benefit Plan in satisfying any deductible, co-payment or out-of-pocket expenses under the applicable group health Purchaser Benefit Plans. Seller shall retain all Liabilities for medical, prescription drug, dental, vision or other welfare benefit expenses for each Transferred Business Employee with respect to claims incurred prior to the Closing Date, with a claim deemed incurred at the time professional services, equipment or prescription drugs covered by the applicable plan are obtained.
(l)    Severance. If, during the Transition Period, Purchaser or an applicable Affiliate of Purchaser terminates without Cause the employment of any Transferred Business Employee (other than as a result of such Transferred Business Employee’s death or disability) then Purchaser or an applicable Affiliate of Purchaser shall, provided such Transferred Business Employee signs and returns and does not a revoke a timely and effective general release of claims in favor of Purchaser, its Affiliates and all related Persons in the form provided by Purchaser or an applicable Affiliate of Purchaser, enter into a separation agreement (such form of release and form of separation agreement to be customary in content and form, and not to contain any restrictive covenants other than (i) a bar on future claims associated with such release and (ii) those to which such employee is already bound) with such Transferred Business Employee pursuant to which the Transferred Business Employee shall be eligible to receive a severance benefit equal to the greater of (i) the amount of base salary or base wages the Transferred Business Employee would have received if his or her employment had continued through the end of the Transition Period and (ii) the severance benefits determined in accordance with the policy set forth on Section 5.6(d) of the Seller Disclosure Schedules, taking into account such Transferred Business Employee’s service with Seller and its Affiliates prior to the Closing and with Purchaser and its Affiliates on and after the Closing. The amount of such severance payment shall be determined by reference to the base salary or base wage rate in effect for such Transferred Business Employee as of immediately prior to the date of this Agreement; provided, however, that the severance payment shall be reduced by any other payments or benefits to which the Transferred Business Employee is required to receive under applicable Law as a result of termination of his or her employment, including any Law that provides for statutory severance payments, notice periods or the like.

(m)    Accrued Salary, Wages, Vacation, Sick Leave and Personal Time. Seller will retain all Liabilities with respect to salary or wages, sick leave and personal time accrued but unpaid as of the Closing (including any Liabilities to Transferred Business Employees for payments in respect of earned but unpaid salary or wages that arise as a result of the transfer of employment contemplated by this Section 5.6). Purchaser will assume all Liabilities with respect to vacation for all Transferred Business Employees accrued but unused as of the Closing (including any Liabilities to Transferred Business Employees for payments in respect of earned but unused vacation time that arise as a result of the transfer of employment contemplated by this Section 5.6). Section 5.6(e) of the Seller Disclosure Schedules sets forth, for each employee who is expected to be a Transferred Business Employee, the amount of vacation that has been accrued but unused as of the date of this Agreement; provided, however, that as of the Closing, Seller shall provide Purchaser with an updated version of Section 5.6(e) of the Seller Disclosure Schedules that sets forth, for each Transferred Business Employee, the amount of vacation that has been accrued but unused as of the Closing, which amount shall not exceed the sum of (i) the number of vacation days shown on Section 5.6(e) of the Seller Disclosure Schedules, plus (ii) the number of additional vacation days accrued between the date of this Agreement and the Closing under Seller’s vacation policy in effect on the date of this Agreement. Seller shall promptly (and, in any event, within ten (10) Business Days following the later of the Closing Date and the date of the applicable payment) reimburse Purchaser or its Affiliate, as applicable, for any payments made by Purchaser or its Affiliates to any Transferred Business Employees in respect of earned but unpaid salary or wages that become due as a result of the transfer of employment contemplated by this Section 5.6. Purchaser shall promptly (and, in any event, within ten (10) Business Days following the later of the Closing Date and the date of the applicable payment) reimburse Seller or its Affiliate, as applicable, for any payments made by Seller or its Affiliates to any Transferred Business Employees in respect of any earned but unused vacation time that become due as a result of the transfer of employment contemplated by this Section 5.6. Purchaser shall allow Transferred Business Employees to use the vacation time recognized or established in accordance with the second sentence of this Section 5.6(e), without duplication, in accordance with the terms of Purchaser’s and its applicable Affiliates’ programs in effect as of the date of this Agreement (in addition to, and not in lieu of, any vacation to be accrued under the applicable vacation plans or policies of Purchaser or its Affiliates from and after the Closing).
(n)    Disability Benefits. Seller shall retain all Liabilities for short- and long-term disability with respect to claims incurred prior to the Closing Date, with a claim deemed incurred at the time of the injury, sickness or other event giving rise to the claim for such benefits. If any Business Employee who is receiving short- or long-term disability benefits as of the Closing Date is, within six (6) months following the Closing Date, able to return to work, Purchaser shall offer employment to such employee on terms consistent with those applicable to Transferred Business Employees generally under this Section 5.6. Seller shall make available coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), to each eligible Business Employee who does not become a Transferred Business Employee or who experiences a “qualifying event” (within the meaning of COBRA) as a result of the transactions contemplated by this Agreement.

(o)    401(k) Plan. Purchaser maintains a tax-qualified defined contribution plan with a cash or deferred feature (the “Purchaser 401(k) Plan”). With respect to each Transferred Business Employee who, as of immediately prior to the Closing, was eligible to participate in a tax-qualified defined contribution plan maintained by Seller or its Affiliates (collectively, the “Seller 401(k) Plans”). Purchaser shall use reasonable best efforts to cause the Purchaser 401(k) Plan to accept any distribution (excluding loans) as a rollover contribution from the Seller 401(k) Plans, if so directed by the Transferred Business Employee.
(p)    Annual Bonuses. Seller or its applicable Affiliate shall pay an annual bonus for the year in which the Closing occurs prorated through the Closing Date (which will be based on actual performance determinations made by Seller, unless such determinations have not been made as of the time of payment, in which case the amount will be based upon the applicable target level) to each Transferred Business Employee who is or would be eligible to receive an annual bonus under any Benefit Plan pursuant to the terms thereof.
(q)    WARN Act Disclosure. On or before the Closing Date, Seller will provide to Purchaser the number of employees located at each U.S. site owned or leased by Seller or an Affiliate prior to the Closing where Transferred Business Employees are anticipated to be located after the Closing, who have experienced, or will experience, an employment loss or layoff (as defined in the WARN Act or any comparable Law) within the 90 days prior to the Closing Date, along with the date of the employment loss or layoff.
(r)    Notice of Employee Termination. From and after the date of this Agreement until the Closing, Seller shall notify Purchaser promptly in writing if any Business Employee, who is an executive or key employee, provides a Seller Entity with notice of termination of employment or, to the Knowledge of Seller, otherwise discloses plans to terminate employment with the Business in the next twelve (12) months.
(s)    No Third-Party Beneficiaries. Without limiting the generality of Section 10.4, the provisions of this Section 5.6 are solely for the benefit of the parties to this Agreement and no current or former employee, director or independent contractor or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement, and nothing herein shall be construed as an amendment to any Benefit Plan or other employee benefit plan for any purpose. Furthermore, no provision of this Agreement shall be construed as (i) requiring Purchaser to continue any specific plans or continue the employment of any specific person or (ii) prohibiting or limiting the ability of Purchaser or its Affiliates to amend, modify or terminate any plans, programs, policies, arrangements, agreements or understandings of Purchaser or its Affiliates and nothing herein shall be construed as an amendment to any such plan, program, policy, arrangement, agreement or understanding for any purpose.
Section 5.7    Financial Obligations. At or prior to the Closing, Purchaser shall at its sole expense (a) arrange for substitute letters of credit, surety bonds, Purchaser guarantees and other obligations to replace the outstanding letters of credit, surety bonds, guarantees and other contractual obligations entered into by or on behalf of Seller, any Seller Entity or any of their respective Affiliates in connection with or relating to the Business, the Purchased Assets or the Assumed Liabilities (together, the “Guarantees”) or (b) assume all obligations under each Guarantee, obtaining from the creditor or other counterparty a full and irrevocable release of Seller and its Affiliates that are liable, directly or indirectly, for reimbursement to the creditor or fulfillment of other Liabilities to a counterparty in connection with the Guarantees. Purchaser further agrees that to the extent Seller or any of its Affiliates incur any cost or expense, or are required to make any payment, in connection with such Guarantees on or after the Closing, Purchaser shall indemnify and hold harmless Seller and its Affiliates against, and reimburse Seller and its Affiliates for, any and all amounts paid, including costs or expenses in connection with such Guarantees, including Seller’s and any of their respective Affiliates’ expenses in maintaining such Guarantees, whether or not any such Guarantee is drawn upon or required to be performed, and shall in any event promptly and in no event later than three (3) Business Days after written demand therefor from Seller, reimburse Seller and any of its Affiliates to the extent any Guarantee is called upon and Seller or any of its Affiliates make any payment or incur any Liability in respect of any such Guarantee. At the request of Seller, Purchaser shall provide Seller or any of its Affiliates with letters of credit in an amount equal to Seller’s and any of its Affiliates’ entire potential Liability in respect of any such Guarantees.
Section 5.8    Names Following Closing. (a) Except for those trademarks and trade names expressly assigned to Purchaser, neither Purchaser nor any of its Affiliates shall use, or have the right to use the JCI Name and JCI Marks or any name or mark that, in the reasonable judgment of Seller, is similar to or embodying the JCI Name and JCI Marks.
(g)    Notwithstanding the foregoing, after the Closing, Purchaser and its Affiliates shall have the right to use existing packaging, labeling, containers, stationery, business forms, supplies, advertising and promotional materials and any similar materials bearing the JCI Name and JCI Marks until the date that is ninety (90) days following the Closing Date.
Section 5.9    Insurance. (a) Subject to Section 5.9(b), from and after the Closing Date, the Business, the Purchased Assets, the Assumed Liabilities, and the operations and assets and Liabilities in respect thereof, shall cease to be insured by Seller’s or its Affiliates’ insurance policies or by any of their self-insured programs, and neither Purchaser nor its Affiliates (including the Business) shall have any access, right, title or interest to or in any such insurance policies (including to all claims and rights to make claims and all rights to proceeds) to cover the Business, the Purchased Assets, the Assumed Liabilities, or the operations or assets or Liabilities in respect thereof. Seller or its Affiliates may amend any insurance policies in the manner it deems appropriate to give effect to this Section 5.9(a). From and after the Closing, Purchaser shall be responsible for securing all insurance it considers appropriate for the Business, the Purchased Assets, the Assumed Liabilities, and the operations and assets and Liabilities in respect thereof. Subject to Section 5.9(b), Purchaser further covenants and agrees not to seek to assert or to exercise any rights or claims of, or in respect of, the Business, the Purchased Assets, the Assumed Liabilities, and the operations and assets and Liabilities in respect thereof, under or in respect of any past or current insurance policy under which any of the foregoing is a named insured.
(c)    Seller and its Affiliates will keep each of the workers compensation insurance policies set forth on Section 5.9(b) of the Seller Disclosure Schedules (“Workers Compensation Policies”), or suitable replacements therefor, in full force and effect through the Closing. Notwithstanding the last sentence of Section 5.9(a), with respect to claims relating to acts, omissions, events or circumstances relating to Business Employees that occurred or existed prior to the Closing that are covered by Workers Compensation Policies (“Pre-Closing WC Claims”), Seller hereby authorizes Purchaser to report Pre-Closing WC Claims directly to the provider of such Workers Compensation Policies and Seller shall be liable for, and indemnify and hold harmless Purchaser and its Affiliates against, the amount of each claim, including any deductibles or self-insured retentions associated with any claim under the Workers Compensation Policies, and shall be liable for and indemnify and hold harmless Purchaser and its Affiliates against all uninsured, uncovered, unavailable or uncollectible amounts of such claims. Following the Closing, Seller shall not, and shall cause its Affiliates to not, release, commute, buy-back or otherwise eliminate insurance coverage under each of the Workers Compensation Policies with respect to acts, omissions, events or circumstances relating to Business Employees that occurred or existed prior to the Closing.
Section 5.10    Litigation Support. (b) In the event and for so long as Seller or any of its Affiliates is prosecuting, contesting or defending any Proceeding or Action by a third party (other than Tax Proceedings or any Action relating to Taxes or Tax Returns) in connection with (i) the Transaction or any of the other transactions contemplated under this Agreement, or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction relating to, in connection with or arising from the Business, the Purchased Assets, the Assumed Liabilities or the Specified Litigation Liabilities, Purchaser shall, and shall cause its Affiliates (and its and their officers and employees) to, reasonably cooperate with Seller and its counsel in such prosecution, contest or defenses, including making reasonably available its personnel, and provide such testimony and access to its books and records as shall be reasonably necessary in connection with such prosecution, contest or defense.
(b)    In the event and for so long as Purchaser or any of its Affiliates is prosecuting, contesting or defending any Proceeding or Action by a third party in connection with (i) the Transaction or any of the other transactions contemplated under this Agreement, or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction relating to, in connection with or arising from the Business, the Purchased Assets, the Assumed Liabilities or the Specified Litigation Liabilities, in each case, on or prior to the Closing Date, Seller shall, and shall cause its Affiliates (and its and their officers and employees) to, reasonably cooperate with Purchaser and its counsel in such prosecution, contest or defenses, including making reasonably available its personnel, and provide such testimony and access to its books and records as shall be reasonably necessary in connection with such prosecution, contest or defense.
Section 5.11    Payments. (a) Seller shall, or shall cause its applicable Affiliate to, promptly pay or deliver to Purchaser (or its designated Affiliates) any monies or checks to the extent related to the Business that have been sent to Seller or any of its Affiliates after the Closing Date by customers, suppliers or other contracting parties of the Business to the extent they are in respect of a Purchased Asset or Assumed Liability hereunder.
(j)    Purchaser shall, or shall cause its applicable Affiliate to, promptly pay or deliver to Seller (or its designated Affiliates) any monies or checks that have been sent to Purchaser (including the Business) after the Closing Date to the extent they are not due to the Business or are or are in respect of an Excluded Asset or Retained Liability hereunder.

Section 5.12    Non-Solicitation of Employees; Purchase Obligation. (a) From the Closing Date until eighteen (18) months after the Closing Date, without the prior written consent of Purchaser, as to any individual who was a Business Employee immediately prior to the Closing and either (1) became employed or (2) was offered employment by Purchaser or Purchaser’s Subsidiaries in accordance with the terms of Section 5.6 (each, a “Covered Person”), Seller agrees that none of Seller or any of its Affiliates will solicit for employment, hire or continue to employ any Covered Person; provided that Seller and its Affiliates shall not be precluded from soliciting, or taking any other action with respect to any such individual (i) whose employment with Purchaser has been terminated by Purchaser for at least twelve (12) months prior to commencement of employment discussions between Seller or its Affiliates and such individual, and (ii) who responds to a general solicitation not specifically targeted at employees of Purchaser or any of its Affiliates (including by a search firm or recruiting agency); and provided, further, that Seller and its Affiliates shall not be restricted from engaging in solicitations or advertising not targeted at any such Persons described above.
(h)    From the Closing Date until ten (10) years after the Closing Date, Seller agrees that, to the extent that it shall sell any product or system that incorporates HomeLink Technology, it shall obtain such HomeLink Technology pursuant to a purchase order from Purchaser pursuant to the terms and conditions of the Supply Agreement, subject to Purchaser’s compliance with the terms and conditions of the Supply Agreement.
Section 5.13    Misallocated Assets. If, following the Closing, any right, property or asset not forming part of the Business is found to have been transferred to Purchaser in error, either directly or indirectly (including as a result of the Pre-Closing Restructuring), Purchaser shall transfer, or shall cause its Affiliates to transfer, at no cost, such right, property or asset (and any related Liability) as soon as practicable to the Seller Entity indicated by Seller. If, following the Closing, any right, property or asset forming part of the Business is found to have been retained by Seller or any other Seller Entity in error, either directly or indirectly (including as a result of the Pre-Closing Reorganization), Seller shall transfer, or shall cause the other Seller Entities to transfer, at no cost, such right, property or asset (and any related Liability) as soon as practicable to Purchaser or the Purchaser Entity indicated by Purchaser.
Section 5.14    Inter-Company Contracts. Prior to Closing, Seller shall cause any Inter-Company Contract or account balance (other than accounts receivables related to the Business or arising out of the Business Contracts prior to Closing and Accounts Payable, which accounts constitute Excluded Assets and Retained Liabilities, respectively) between the Business, on the one hand, and Seller and its Affiliates, on the other hand, to be terminated or discharged (including by the Seller Entities or any of their Affiliates removing funds from cash pools by means of dividends, distributions, contribution, the creation or repayment of intercompany debt, increasing or decreasing of cash pool balances or otherwise), except for the Transaction Documents and those Inter-Company Contracts that are Business Contracts.
Section 5.15    Delivery of Financial Statements. Seller shall use commercially reasonable efforts to deliver to Purchaser the financial statements for the Business that are required to be filed by Purchaser in connection with the Closing pursuant to Regulation S-X promulgated under the U.S. Securities Exchange Act of 1934, as amended (such Act, the “Exchange Act”, and such

Regulation, “Regulation S-X”), with such financial statements to be delivered at least five (5) Business Days prior to the time that Purchaser is required to file such financial statements pursuant to the Exchange Act in connection with the Closing. Such financial statements shall be prepared in accordance with GAAP, and fairly present in all material respects the financial condition and results of operations of the Business as of the dates thereof and for the periods covered thereby, in conformity with GAAP consistently applied during the periods covered thereby, except as may be noted therein.
Section 5.16    Cross License. (a) From and after the Closing, Seller and its Affiliates hereby grant to Purchaser and its Affiliates (whether now existing or hereafter created or acquired), a non-exclusive, irrevocable, perpetual, royalty-free, fully paid-up, worldwide right and license, with the right to grant sublicenses through multiple tiers (i) under the Retained Intellectual Property (other than Marks included therein) that is related to the Business as of or prior to Closing solely to make, have made, reproduce, use, sell, offer for sale, distribute, import, improve, create derivative works of, and otherwise commercialize Business Products and otherwise practice and exploit the Retained Intellectual Property solely in connection with the operation of the business of designing, manufacturing, marketing and selling Business Products (including the integration of such Business Products into other systems or products), and (ii) under the Mirror-Based Technology to make, have made, reproduce, use, sell, offer for sale, distribute, import, improve, create derivative works of, and otherwise commercialize products and otherwise practice and exploit the Mirror-Based Technology for any purpose. “Business Products” mean wireless vehicle/home communication devices operating on the basis of HomeLink Technology that are designed to be installed in any vehicle, including passenger automobiles and light trucks. The rights granted pursuant to this Section 5.16(a) to Purchaser are collectively referred to herein as the “Retained Intellectual Property License. ”
(b)    Without limiting the obligations set forth in Section 5.12(b), from and after the Closing, Purchaser hereby grants Seller and its Affiliates (whether now existing or hereafter created or acquired), a non-exclusive, irrevocable, perpetual, royalty-free, fully paid-up, world-wide right and license under the Business Intellectual Property (other than Marks included therein), with the right to grant sublicenses through multiple tiers, solely to make, have made, reproduce, use, sell, offer for sale, distribute, import, improve, create derivative works of, and otherwise commercialize Retained Business Products and otherwise practice and exploit the Business Intellectual Property solely in connection with the operation of the business of designing, manufacturing, marketing and selling Retained Business Products. “Retained Business Products” mean any product or system (other than Business Products) sold by Seller or any of its Subsidiaries, including any driver information display, instrument cluster, head-up display, dashboard-mounted clock, park distance indicator, tire pressure monitoring system, passive access and start system (including keyless and remote entry and corresponding keyfob), body control module, immobilizer, telematics, infotainment head unit, mobile device gateway, RSE display solution, Bluetooth or “hands free” mobile phone interface system, seating system, seating component, overhead system, headliner system, visor, interior lighting, door system, door panel, floor console or any other automotive interior or seating product or system). The rights granted pursuant to this Section 5.16(b) to Seller are collectively referred to herein as the “Business Intellectual Property License, and the Retained Intellectual Property License and Business Intellectual Property License are collectively referred to herein as the “Cross License.”

(c)    Without limiting Sections 5.16(a) or 5.16(b), each licensee and its Affiliates shall have the full and unconditional right with respect to the licensed Intellectual Property covered by such license described in Sections 5.16(a) or 5.16(b), as applicable, solely in the field of use covered by such license to (i) alter or modify the licensed Intellectual Property (including the source code thereof for software), (ii) prepare derivative works, (iii) duplicate or reproduce the licensed Intellectual Property and (iv) distribute the licensed Intellectual Property among the licensee and its Affiliates. Each party and its Affiliates may permit their respective suppliers, contractors, service providers and consultants to exercise any or all of the rights and licenses granted to such party and its Affiliates solely at the direction of, and on behalf of, such party or its Affiliates, as applicable. Furthermore, although Retained Business Products do not include Business Products, subject to Section 5.12(b), the license granted in Section 5.16(b) will permit Seller and its Affiliates to incorporate Business Products purchased from Purchaser or its Affiliates into Retained Business Products.
(d)    In the event that one or more third parties purchases or acquires (whether by way of merger, asset acquisition, share exchange, consolidation, business combination, consolidation or similar transaction or otherwise) any of Purchaser’s or Seller’s segments, divisions, business or assets (an “Acquiring Party”), Purchaser and its Affiliates or Seller and its Affiliates, as applicable, may assign or sublicense to such Acquiring Party and its Affiliates all or a portion of the Retained Intellectual Property License or the Business Intellectual Property License, as applicable, related or applicable to such segments, divisions, business or assets.
(e)    The Business Intellectual Property License and the Retained Intellectual Property License shall each be binding on assignees and transferees of any of the Business Intellectual Property or Retained Intellectual Property, as applicable.
(f)    The parties agree that, upon the request of any party, they shall use commercially reasonable efforts to execute and deliver one or more agreements memorializing the terms set forth in this Section 5.16, including such additional agreements or licenses as may be necessary or desirable to effect the assignment or sublicense by Purchaser or Seller, as applicable, to an Acquiring Party and its Affiliates as contemplated by Section 5.16(d).
Section 5.17    Further Assurances. From and after the Closing, each party shall, and shall cause its Affiliates, as applicable, to, provide all cooperation reasonably requested by the other party in order to effectuate the transactions contemplated by this Agreement and the other Transaction Documents and to establish, perfect, defend, or enforce its rights in or to the Purchased Assets by executing further consistent assignments, transfers and releases, and causing its Representatives to provide good faith testimony by affidavit, declaration, and in person. Each party will reimburse the other party for any reasonable out-of-pocket expenses incurred by the other party in causing the other party’s Representatives to provide the cooperation described in the prior sentence. After the Closing, Seller shall, and shall cause its Affiliates and their respective Representatives to, refer all customer inquiries relating to the Purchased Assets to Purchaser. In the event of a sale of the Automotive Electronics Business (an “AEB Transaction”), the Seller shall take actions so that the buyer of the Automotive Electronics Business (the “AEB Buyer”) acknowledges in writing that the Purchased Assets shall have been sold to Purchaser pursuant to the terms of this Agreement, which acknowledgement will be evidenced by a provision in the purchase agreement (or other written agreement between Seller and the AEB Buyer) for the AEB Transaction that the Purchased Assets shall not be included in the AEB Transaction.
Section 5.18    Real Estate Matters. (b) Seller agrees that it shall use reasonable best efforts to cause the transfer of the OATS Facility to Purchaser, free and clear of all Liens other than Permitted Liens, with such transfer to occur at the Closing or as promptly as practicable after the Closing. Such actions shall include: (i) retaining a surveyor to assess a land division (including by providing a drawing and legal description sufficient for a land division application) and a permanent easement (which may take the form of an easement revocable upon replacement by an alternate access pursuant to Section 5.18(b)) for access to the OATS Facility from a public road; (ii) filing an application for land division approval with the City of Holland Assessor’s office under the Michigan Land Division Act and local ordinances pursuant thereto (the “Land Division Act”); and (c) timely responding to any comments from the City of Holland’s Assessor’s office in an attempt to effectuate such land division from the municipality. Purchaser agrees that it shall use reasonable best efforts to assist Seller in this regard and shall cooperate with Seller in responding to any comments described in clause (c) of the previous sentence. Purchaser acknowledges that Seller, in its sole discretion, subject to the requirements of the City of Holland, will determine the size and configuration of the land to be conveyed along with the OATS Facility, provided that the OATS Facility will be able to continue to be used in a substantially similar fashion to the manner in which it is currently used, and Purchaser shall have a vehicle access easement to the OATS Facility along one of the paved roads currently accessing the Facility (which easement may be revocable upon replacement by an alternate access pursuant to Section 5.18(b)), from a public right of way. Purchaser shall be responsible for all fees and expenses paid or incurred by Seller in connection with the land division (including filing fees and the cost of retaining the surveyor), except fees of and payments to Seller’s legal and professional advisors, which shall be paid pursuant to Section 10.11. If the land division is not effectuated prior to (and therefore clear title to the OATS Facility cannot be transferred to Purchaser at) the Closing, each party shall continue to use its reasonable best efforts after the Closing to effectuate the land division and transfer of title to the OATS Facility free and clear of all Liens, other than Permitted Liens, as soon as commercially practicable after the Closing, and during any such time after Closing, Seller shall provide Purchaser with the benefits and exclusive use of the OATS Facility, subject to such use as is provided in Section 5.18(d) to Seller. Purchaser shall be solely responsible for the costs and expenses (including tap fees, development fees and application fees) of any required water or sewer tap-in or public dedication of currently private water or sewer lines.
(b)    At the time that Seller transfers title to the OATS Facility to Purchaser, Seller shall also deliver, or cause to be delivered, to Purchaser: (i) a deed in such form as would be sufficient in the applicable jurisdiction to convey insurable fee simple title to the OATS Facility subject only to Permitted Liens, together with any affidavits, forms, certificates and other documents that are required for presentation or submission when transferring real property or recording deeds in the jurisdiction where the OATS Facility is located; and (ii) such customary affidavits, including a so-called gap indemnity, as may be required by a title insurance company in order to issue an owner’s title insurance policy insuring Purchaser’s fee simple interest in the OATS Facility free and clear of all Liens, other than Permitted Liens. The parties agree that Permitted Liens hereunder shall include (A) all approvals and restrictions engendered under the Land Division Act, and (B) the terms of the access easement to the OATS Facility from a public right of way, which the parties agree may be provided by an easement over Seller’s or a third party’s property and that Seller or such third party shall have the right at any time to revoke same, provided the OATS Facility is afforded alternate access to a public right of way in a manner that is acceptable to the City of Holland’s Assessor’s office.
(c)    If on or prior to Closing, in the case of the Seller Entities, or following the Closing, in the case of the Purchaser Entities, one party remits to the appropriate Taxing Authority a payment for Property Taxes with respect to any Purchased Assets relating to a Straddle Period, and such payment includes the other party’s share of such Property Taxes (as determined in accordance with the allocation set forth under the definition of “Excluded Taxes”), such other party shall reimburse the remitting party for its share of such Property Taxes within ten (10) Business Days following receipt of written notice from the remitting party setting forth in reasonable detail the calculation thereof (and accompanied by an invoice or such other reasonable documentation evidencing the payment of such Property Taxes to the appropriate Taxing Authority). The Purchaser Entities and their Affiliates shall not be required to make a payment pursuant to this Section 5.18(c) with respect to any Excluded Taxes, and the Seller Entities and their Affiliates shall not be required to make a payment pursuant to this Section 5.18(c) with respect to any Taxes other than Excluded Taxes.
(d)    From and after the Closing, Purchaser will grant Seller or, following an AEB Transaction, the AEB Buyer, reasonable access to the OATS Facility to perform testing on products designed, manufactured, marketed or sold by the Automotive Electronics Business on commercially reasonable terms. Seller or AEB Buyer, as applicable, shall pay to Purchaser commercially reasonable fees for the use of the OATS Facility to perform such testing.
Section 5.19     Intellectual Property Matters. Section 2.4(b)(i) of the Seller Disclosure Schedules sets forth the registered Intellectual Property that Seller believes as of the date hereof to be primarily related to the Business. Section 2.4(b)(ii) of the Seller Disclosure Schedules sets forth the Contracts that Seller believes as of the date hereof to be primarily related to the Business and under which Intellectual Property is licensed to Seller or its Affiliates. Section 2.5(c) of the Seller Disclosure Schedules sets forth all Intellectual Property that Seller believes as of the date hereof to be Mirror-Based Technology. From and after the date hereof until the earlier of (a) the termination of this Agreement in accordance with Article VIII, (b) the date that is ten (10) Business Days prior to the anticipated Closing Date and (c) the signing of a definitive agreement between Seller and a third party Person providing for an AEB Transaction (the “Schedule Update Period”), Seller shall provide Purchaser with lists of registered Intellectual Property, Intellectual Property license agreements and Mirror-Based Technology, in each case owned, controlled or licensed by the Seller and its Affiliates that is primarily related to the Business or Seller’s Automotive Electronics Business and all supporting records and materials as reasonably requested by Purchaser (the “IP Materials”). During the Schedule Update Period, Seller and Purchaser shall use reasonable best efforts to review the IP Materials to identify (i) registered Intellectual Property that is primarily related to the Business and to update Section 2.4(b)(i) of the Seller Disclosure Schedules if necessary to reflect such Intellectual Property, (ii) the Contracts primarily related to the Business under which Intellectual Property is licensed to Seller or its Affiliates and to update Section 2.4(a) and Section 2.4(b)(ii) of the Seller Disclosure Schedules if necessary to reflect such Contracts, and (iii) Intellectual Property that relates to Mirror-Based Technology to update Section 2.5(c) of the Seller Disclosure Schedules to reflect such Intellectual Property. During the Schedule Update Period, Seller and Purchaser shall negotiate in good faith to update Sections 2.4(a), 2.4(b)(i), 2.4(b)(ii) and 2.5(c) of the Seller Disclosure Schedules to reflect the registered Intellectual Property that is primarily related to the Business, the Contracts primarily related to the Business under which Intellectual Property is licensed to the Seller or its Affiliates and Intellectual Property that relates to Mirror-Based Technology, respectively.
Section 5.20     Tangible Personal Property Matters. Section 2.4(c) of the Seller Disclosure Schedule sets forth the Tangible Personal Property that Seller believes as of the date hereof to be the Tangible Personal Property primarily used, or held for use, by the Business. During the Schedule Update Period, Seller and Purchaser shall negotiate in good faith to update Section 2.4(c) of the Seller Disclosure Schedules to reflect Tangible Personal Property that is primarily used, or held primarily for use, by the Business. If, following the Closing, either party identifies any Tangible Personal Property primarily used, or held primarily for use, by the Business that was not included in the Purchased Assets, the Parties shall each designate one (1) individual to negotiate in good faith to determine whether such Tangible Personal Property should be transferred to the Purchaser Entities.
Section 5.21    Seller’s Internal Reorganization. Seller, at its sole discretion, may, and may cause certain of its Affiliates to, take all steps necessary to effect and carry out a reorganization substantially as described in Section 5.21 of the Seller Disclosure Schedules (the “Alternative Structure Reorganization”), provided, that Seller shall deliver written notice to Purchaser of its decision to effect the Alternative Structure Reorganization as soon as practicable after Seller makes such decision and in any event at least ten (10) Business Days prior to the anticipated Closing Date. In addition, Seller may, and may cause certain of its Affiliates to, enter into any other pre-Closing reorganization with respect to any of the Seller Entities, the Purchased Assets, the Assumed Liabilities or the Business (a “Proposed Reorganization”); provided, that (i) Seller shall keep Purchaser reasonably apprised of, and give Purchaser a reasonable opportunity to evaluate and comment on, any Proposed Reorganization prior to effecting such Proposed Reorganization, (ii) such Proposed Reorganization shall not, in any event, result in Purchaser acquiring any legal entities at the Closing and (iii) Seller shall not effect such Proposed Reorganization without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed). For the avoidance of doubt and without limitations, Purchaser’s consent shall not be considered to be unreasonably withheld, conditioned or delayed to the extent the Proposed Reorganization would reasonably be expected to result in increased costs (including for Tax) to any of the Purchaser Entities or any of their Affiliates in connection with the Transaction or otherwise in any Post-Closing Period.
ARTICLE VI
CERTAIN TAX MATTERS
Section 6.1    Cooperation and Exchange of Information. Each party to this Agreement shall, and shall cause its Affiliates to, provide to the other party to this Agreement such cooperation, documentation and information relating to the Purchased Assets, the Assumed Liabilities and/or the Business as either of them reasonably may request in (i) filing any Tax Return, amended Tax

Return or claim for refund, (ii) determining a Liability for Taxes or a right to refund of Taxes, (iii) conducting any Tax Proceeding, or (iv) the Mexican Purchaser obtaining “maquiladora” status for Mexican Tax purposes. Each party shall make its employees reasonably available on a mutually convenient basis at its cost to provide an explanation of any documents or information so provided. The requesting party shall be responsible for and hold the other party and its Affiliates harmless against any reasonable out-of-pocket expenses incurred by such other party (and/or its Affiliates) in connection with any request made pursuant to this Section 6.1.
Section 6.2    Transfer Taxes. Except as specifically provided in Section 6.3 with respect to Mexican VAT and as specifically provided in Section 6.4 with respect to German VAT, Purchaser and Seller shall each pay, when due, and be responsible for fifty percent (50%) of, any sales, use, transfer (including real estate transfer), documentary, stamp, or similar Taxes and related fees imposed on or payable in connection purchase and sale of the Purchased Assets and the Business pursuant to this Agreement (“Transfer Taxes”). The party responsible under applicable Law for filing the Tax Returns with respect to such Transfer Taxes shall prepare and timely file such Tax Returns and promptly provide a copy of such Tax Return to the other party. Seller and Purchaser shall, and shall cause their respective Affiliates to, cooperate to timely prepare and file any Tax Returns or other filings relating to such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes.
Section 6.3    Mexican VAT.
(i)    No later than ten (10) Business Days prior to the Closing Date, Purchaser shall deliver a written notice (specifying that such notice is being delivered pursuant to this Section 6.3(a)) (i) identifying in reasonable detail which Purchased Assets and Assumed Liabilities held by the applicable Seller Entity in Mexico should be transferred to the Purchaser outside of Mexico (such assets, the “Mexican Exported Assets”, and, the purchase of the Mexican Exported Assets by Purchaser pursuant to this Agreement, the “Mexican Exported Assets Purchase”) and (ii) confirming that Purchaser intends to treat the Mexican Exported Assets Purchase as an export sale under Mexican VAT Laws subject to a zero percent (0%) Mexican VAT rate. Seller shall cause the relevant Seller Entity to (1) deliver to Purchaser a valid VAT invoice (such valid invoice, the “Mexican Exported VAT Receipt”) with respect to the Mexican Exported Assets Purchase, which Mexican Exported VAT Receipt shall be prepared in a manner consistent with the Allocation Principles and shall reflect a zero Mexican VAT amount due based on a zero percent (0%) Mexican VAT rate, and (2) any other documentation reasonably required under applicable Law to establish the status of the Mexican Exported Asset Purchase as an export sale for purposes of applicable Mexican Tax Law (provided that Seller (or its applicable Affiliate) is legally permitted to deliver such documentation). Purchaser shall not, and shall cause its Affiliates not to, take any position on any Tax Return (except to the extent otherwise required as a result of the resolution of a Tax audit or similar Tax Proceeding in accordance with the immediately succeeding sentence or any other Tax Proceeding) or otherwise take any action, in each case, inconsistent with the treatment of the Mexican Exported Assets Purchase as an export sale under Mexican VAT Laws unless Seller has previously notified Purchaser in writing that Mexican VAT has been assessed on Seller or any of its Affiliates with respect to the Mexican Exported Assets Purchase and that Seller does not intend to challenge such assessment. If the treatment of the Mexican Exported Asset Purchase as an export sale under Mexican VAT Laws is subject to a challenge by any Taxing Authority in connection with a Tax audit or any similar Tax Proceeding against Purchaser or any of its Affiliates, the provisions of Section 6.5 (other than Section 6.5(g)) shall apply, mutatis mutandis, with respect to such Tax audit or similar Tax Proceeding.
(j)    With respect to the Purchased Assets and the Assumed Liabilities held by the applicable Seller Entity in Mexico and to be transferred pursuant to this Agreement to the Mexican Purchaser, which Purchased Assets and Assumed Liabilities shall be identified in reasonable detail by Purchaser in writing in a notice (specifying that such notice is being delivered pursuant to this Section 6.3(b)) to be delivered to Seller no later than ten (10) Business Days prior to the Closing Date (the “Mexican Purchased Assets” and, the purchase of the Mexican Purchased Assets by the Mexican Purchaser pursuant to this Agreement, the “Mexican Purchased Assets Purchase”), Seller shall cause the relevant Seller Entity to (i) deliver to the Mexican Purchaser a valid VAT invoice (such valid invoice, the “Mexican Purchased VAT Receipt”) with respect to the Mexican Purchased Assets Purchase, which Mexican Purchased VAT Receipt shall be prepared in a manner consistent with the Allocation Principles and applicable Mexican VAT Law. The parties intend, based on their understanding of current Mexican VAT Laws, that a zero percent (0%) Mexican VAT rate would apply to the Mexican Purchased Assets Purchase if the Mexican Purchaser obtains “maquiladora” status for Mexican Tax purposes.
(k)    Except as otherwise provided in Section 6.3(d), if any portion of the sale and purchase of the Purchased Assets or the Assumed Liabilities pursuant to this Agreement is subject to Mexican VAT (such Mexican VAT, the “Mexican VAT Amount”), the relevant Seller Entity shall remit such Mexican VAT Amount to the Mexican Taxing Authority and issue to Purchaser a Mexican VAT receipt reflecting such assessed Mexican VAT Amount. With respect to any Mexican VAT Amount imposed with respect to the Mexican Exported Assets Purchase, (i) Purchaser shall use its reasonable best efforts to promptly recover from the Mexican Taxing Authority such Mexican VAT Amount (whether as a refund or as a credit)and (iii) to the extent Purchaser so recovers such Mexican VAT Amount (or any portion thereof) as a refund or as credit against Taxes otherwise due, Purchaser shall promptly pay over to Seller the amount of such recovered Mexican VAT Amount, net of fifty percent (50%) of any reasonable out of pocket fees and expenses incurred by Purchaser in seeking such recovery.
(l)    Subject to the delivery of the Mexican Purchased VAT Receipt, Purchaser shall pay, or shall cause the Mexican Purchaser to pay, to the applicable Seller Entity any Mexican VAT Amount imposed with respect to the Mexican Purchased Assets Purchase no later than two (2) Business Days prior to the due date for the remittance of such Mexican VAT Amount by the applicable Seller Entity to the applicable Taxing Authorities. The Seller shall inform the Purchaser upon Closing in writing as to the due date for the remittance of such Mexican VAT Amount to the applicable Taxing Authorities. For the avoidance of doubt, Purchaser shall be entitled to retain any refund or credit in respect of the Mexican VAT Amount paid by Purchaser or any of its Affiliates to the applicable Seller Entity pursuant to this Section 6.3(d).
Section 6.4    German VAT. Seller, Purchaser and their respective Affiliates intend to report the sale of the Purchased Assets and Assumed Liabilities held by the applicable Seller Entity in Germany to be transferred pursuant to this Agreement to the German Purchaser (the “German Purchased Assets,” and, the purchase of the German Purchased Assets by the German Purchaser

pursuant to this Agreement, the “German Assets Purchase”) as subject to German VAT. Seller shall cause the relevant Seller Entity to deliver to the German Purchaser a valid VAT invoice (such valid invoice, the “German Purchased VAT Receipt”) with respect to the German Asset Purchase, which German Purchased VAT Receipt shall be prepared in a manner consistent with the Allocation Principles and shall set forth the amount of German VAT (the “German VAT Amount”) due based on the German VAT rate(s) applicable to the German Assets Purchase. Seller shall inform the Purchaser upon Closing in writing as to the due date for the remittance of such German VAT Amount to the applicable Taxing Authorities. Subject to the delivery of the German Purchased VAT Receipt, Purchaser shall pay, or shall cause an Affiliate thereof to pay, to the applicable Seller Entity, on behalf of the German Purchaser, the German VAT Amount no later than two (2) Business Days prior to the due date for the remittance of such German VAT Amount by the applicable Seller Entity to the applicable Taxing Authorities. For the avoidance of doubt, Purchaser and its Affiliates shall be entitled to retain any refund or credit in respect of the German VAT Amount paid by Purchaser or any of its Affiliates to the applicable Seller Entity pursuant to this Section 6.4.
Section 6.5    Tax Proceedings Relating to Successor Liability. In the event of any Tax Proceedings relating to a claim by any Tax Authority against Purchaser or any of its Affiliates for a material amount of Excluded Taxes (provided such claim is based on a theory of successor or transferee liability or similar Law (including any applicable bulk sale or bulk transfer Laws)), Purchaser shall be entitled to control, at its sole expense, such Tax Proceeding, provided, that (a) Purchaser shall provide Seller with a timely and reasonably detailed account of each significant development with respect to such Tax Proceeding, (b) Purchaser shall consult with Seller before taking any significant action in connection with such Tax Proceeding, (c) Purchaser shall consult with Seller and offer Seller an opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Proceeding, (d) Purchaser shall defend such Tax Proceeding diligently and in good faith as if it was the only party in interest in connection with such Tax Proceeding, (e) Seller shall be entitled to receive copies of any written materials relating to such Tax Proceeding received from the relevant Tax Authority, (f) Purchaser shall afford Seller (at Seller’s own expense) a reasonable opportunity to participate in such Tax proceedings with its own counsel (including attending any meetings and, to the extent possible, participating in any telephone calls with the relevant Tax Authority), and (g) Purchaser shall not settle, compromise or abandon any such Tax Proceedings without the Seller’s prior written consent unless such consent is unreasonably withheld, delayed or conditioned.
Section 6.6    Certain Withholding Taxes. Notwithstanding anything to the contrary in this Agreement, Purchaser shall pay or shall cause an Affiliate thereof to pay, be responsible for and indemnify, defend and hold harmless the Seller Indemnified Parties from and against any incremental amount of deduction or withholding required under any applicable Tax Law with respect to any amounts payable hereunder by the Purchaser Entities or any of their assignees to the extent such incremental amount of deduction or withholding arises out of or results from an assignment by any of the Purchaser Entities or any of their assignees of all or any portion of their rights under this Agreement (or delegation by any of the Purchaser Entities or any of their assignees of all or any portion of its obligations under this Agreement) pursuant to Section 10.2 (including any such deduction or withholding applicable to (or additional Taxes imposed with respect to) additional sums payable by Purchaser, German Purchaser or their assignees pursuant to this Section 6.6).

Section 6.7    Tax Treatment. Seller and Purchaser shall, and shall cause their respective Affiliates to, prepare and file all Tax Returns in a manner consistent with the intended and agreed treatment of the Transaction (other than the Mexican Exported Assets Purchase, which shall be governed by Section 6.3(a)) for Mexican VAT and German VAT purposes pursuant to Sections 6.3 and 6.4 (the “VAT Treatment”), except to the extent otherwise required as a result of the resolution of a Tax audit or similar Tax Proceeding in accordance with the immediately succeeding sentence or any other Tax Proceeding. If the VAT Treatment is subject to a challenge by any Taxing Authority in connection with a Tax audit or similar Tax Proceeding, Seller or Purchaser, as the case may be, shall, and shall cause their respective Affiliates to, in good faith and using commercially reasonable efforts, defend such VAT Treatment against such challenge; provided, for the avoidance of doubt, that none of Seller, Purchaser or any of their respective Affiliates shall be required to appeal, petition or take any similar action with respect to any decision made upon a Tax audit or any other Tax Proceeding).
ARTICLE VII
CONDITIONS PRECEDENT
Section 7.1    Conditions to Each Party’s Obligations to Close. The respective obligations of Seller and Purchaser to effect the Closing is subject to the satisfaction or waiver at or prior to the Closing of the following conditions:
(c)    Antitrust Approvals. (i) All Regulatory Approvals or expirations of waiting periods (including any extension thereof) required to be obtained or to have occurred under the HSR Act prior to Closing shall have been obtained or shall have occurred; and (ii) the Federal Competition Commission of Mexico has not denied Regulatory Approval under the Antitrust Laws of Mexico.
(d)    No Injunctions or Restraints. No injunction or other Judgment issued (i) by any court of competent jurisdiction or (ii) by any Governmental Entity pursuant to any Antitrust Law shall have been entered and remain in effect which prevents the consummation of the Transaction.
Section 7.2    Conditions to Obligations of Purchaser to Close. The obligation of Purchaser to effect the Closing is subject to the satisfaction (or waiver by Purchaser) at or prior to the Closing of the following additional conditions:
(a)    Representations and Warranties. (i) The representations and warranties of Seller contained in Sections 3.1 (Organization, Standing and Power), 3.2 (Authority; Execution and Delivery; Enforceability), 3.6(c) (Absence of Changes or Events) and 3.16 (Brokers) shall be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date as if made on and as of the Closing Date, and (ii) each of the other representations and warranties of Seller contained in Article III of this Agreement shall be true and correct (without regard to any “Material Adverse Effect”, “material” or similar qualifications contained therein) on and as of the date of this Agreement and on as of the Closing Date as if made on and as of the Closing Date except that (x) in each case of clauses (i) and (ii), representations and warranties that are made as of specific date shall be tested only on and as of such date, and (y) in the case of clause (ii), where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.
(b)    Performance of Obligations of Seller. The covenants and agreements of Seller to be performed on or before the Closing Date in accordance with this Agreement shall have been performed in all material respects.
(c)    Officer’s Certificate. Purchaser shall have received a certificate, dated as of the Closing Date and signed on behalf of Seller by an executive officer of Seller, stating that the conditions specified in Section 7.2(a) and Section 7.2(b) have been satisfied.
Section 7.3    Conditions to Obligations of Seller to Close. The obligation of Seller to effect the Closing is subject to the satisfaction (or waiver by Seller) at or prior to the Closing of the following additional conditions:
(a)    Representations and Warranties. (i) The representations and warranties of Purchaser contained in Sections 4.1 (Organization, Standing and Power), 4.2 (Authority; Execution and Delivery; Enforceability) and 4.5 (Brokers) shall be true and correct in all respects on and as of the date of this Agreement and on and as of as of the Closing Date as if made on and as of the Closing Date, and (ii) each of the other representations and warranties of Purchaser contained in Article IV of this Agreement shall be true and correct (without regard to any “Material Adverse Effect”, “material” or similar qualifications contained therein) on and as of the date of this Agreement and on and as of as of the Closing Date as if made on and as of the Closing Date except that (x) in each case of clauses (i) and (ii), representations and warranties that are made as of specific date shall be tested only on and as of such date, and (y) in the case of clause (ii), where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.
(b)    Performance of Obligations of Purchaser. The covenants and agreements of Purchaser to be performed on or before the Closing Date in accordance with this Agreement shall have been performed in all material respects.
(c)    Officer’s Certificate. Seller shall have received a certificate, dated as of the Closing Date and signed on behalf of Purchaser by an executive officer of Purchaser, stating that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied.
Section 7.4    Frustration of Closing Conditions. Neither Purchaser nor Seller may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party’s failure to act in good faith or to use the efforts to cause the Closing to occur as required by this Agreement, including Section 5.1.
ARTICLE VIII
TERMINATION; EFFECT OF TERMINATION

Section 8.1    Termination. Anything to the contrary in this Agreement notwithstanding, this Agreement may be terminated and the Transaction and the other transactions contemplated by this Agreement abandoned at any time prior to the Closing:
(d)    by mutual written consent of Seller and Purchaser;
(e)    by Seller, if any of Purchaser’s representations and warranties contained in Article IV of this Agreement shall fail to be true and correct or Purchaser shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, and such failure or breach would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and has not been cured by the earlier of (i) the date that is thirty (30) Business Days after the date that Seller has notified Purchaser of such failure or breach and (ii) the Outside Date; provided that Seller is not then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement such that such failure or breach would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b);
(f)    by Purchaser, if any of Seller’s representations and warranties contained in Article III of this Agreement shall fail to be true and correct or Seller shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, and such failure or breach would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and has not been cured by the earlier of (i) the date that is thirty (30) Business Days after the date that Purchaser has notified Seller of such failure or breach and (ii) the Outside Date; provided that Purchaser is not then in breach of any of their respective representations, warranties, covenants or agreements contained in this Agreement such that such failure or breach would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b);
(g)    by Seller or by Purchaser, if the Closing shall not have occurred on or prior to April 18, 2014; provided, however, that if the conditions set forth in Section 7.1(a) or Section 7.1(b) have not been satisfied by such date, either Seller or Purchaser may extend such date to July 18, 2014 (such date, as may be so extended, the “Outside Date”); provided, further, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to any party whose failure to perform any material covenant or obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or
(h)    by Seller or by Purchaser, if an Approval under the HSR Act or the Antitrust Laws of Mexico shall have been denied and such denial shall have become final and nonappealable or (ii) a permanent injunction or other permanent Judgment issued by a court of competent jurisdiction shall have become final and nonappealable, preventing the consummation of the Transaction; provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(e) shall have used its reasonable best efforts to obtain such Approval, or to prevent the entry of such permanent injunction or other permanent Judgment, as applicable, in each case, to the extent required by Section 5.1.

Section 8.2    Effect of Termination. If this Agreement is terminated and the Transaction is abandoned as described in Section 8.1, this Agreement shall become null and void and of no further force and effect, except for the provisions of Section 5.3, Section 8.1, this Section 8.2, Section 8.3, and Article X. Nothing in this Section 8.2 shall be deemed to release any party from any Liability for fraud or willful breach by such party of the terms and provisions of this Agreement.
Section 8.3    Notice of Termination. In the event of termination by Seller or Purchaser pursuant to Section 8.1, written notice of such termination shall be given by the terminating party to the other party to this Agreement.
ARTICLE IX
INDEMNIFICATION
Section 9.1    Survival. (e) The representations and warranties of Seller contained in this Agreement shall survive the Closing until the date that is eighteen (18) months after the Closing Date; provided, however, that the representations and warranties set forth in Sections 3.1 (Organization, Standing and Power), 3.2 (Authority; Execution and Delivery; Enforceability) and 3.16 (Brokers) shall remain in full force and effect indefinitely; provided, further, that the representations and warranties set forth in Section 3.8 (Intellectual Property) shall survive the Closing until the date that is thirty-six (36) months after the Closing Date; provided, however, that the representations and warranties set forth in Section 3.6(c)(ii) and Section 3.13 (Taxes) shall not survive the Closing. Written notice of a claim must be given by Purchaser to Seller in accordance with the provisions hereof prior to the expiration of the applicable representations and warranties.
(f)    The representations and warranties of Purchaser contained in this Agreement shall survive the Closing until the date that is eighteen (18) months after the Closing Date; provided, however, that the representations and warranties set forth in Sections 4.1 (Organization, Standing and Power), 4.2 (Authority; Execution and Delivery; Enforceability) and 4.5 (Brokers) shall remain in full force and effect indefinitely. Written notice of a claim must be given by Seller to Purchaser in accordance with the provisions hereof prior to the expiration of the applicable representations and warranties.
(g)    The covenants and agreements that contemplate actions to be taken or not taken or obligations in effect after the Closing shall survive in accordance with their terms. This Section 9.1(c) shall not limit any covenant or agreement of the Parties contained in this Agreement that by its terms contemplates performance after the Closing, and shall not extend the applicability of any covenant or agreement of the Parties contained in this Agreement that by its terms relates only to a period between the date of this Agreement and the Closing, except that the right to commence any claim with respect to any such covenant or agreement that by its terms relates only to a period between the date of this Agreement and the Closing shall survive until the date that is eighteen (18) months after the Closing Date.
Section 9.2    Indemnification by Seller. (t) Subject to the provisions of this Article IX, effective as of and after the Closing, Seller shall indemnify, defend and hold harmless Purchaser and its Affiliates (collectively, the “Purchaser Indemnified Parties”), from and against any and all Covered Losses incurred or suffered by any of the Purchaser Indemnified Parties, to the extent arising out of or resulting from (i) any breach of any representation or warranty of Seller contained in Article III of this Agreement (other than the representations and warranties contained in Section 3.13 (Taxes)) (in each case, without giving effect to any “material adverse effect,” materiality or similar qualifications contained therein except with respect to (x) the representations and warranties set forth in Sections 3.6(b) (Absence of Changes or Events), 3.5 (Financial Statements; Absence of Undisclosed Liabilities)and 3.14 (Labor Relations; Employees and Employee Benefit Plans) and (y) reference to the defined term “Material Contract”); (ii) any breach of any covenant or agreement of Seller contained in this Agreement; and (iii) any Retained Liabilities.
(u)    Notwithstanding any other provision in this Agreement to the contrary:
(i)    Seller shall not be required to indemnify, defend or hold harmless any Purchaser Indemnified Party against, or reimburse any Purchaser Indemnified Party for any Covered Losses pursuant to (A) Section 9.2(a)(i), unless such claim involves Covered Losses in excess of $100,000 (the “De Minimis Amount”) and if such Covered Losses do not exceed the De Minimis Amount, such Covered Losses shall not be applied to or considered for the Deductible or otherwise for purposes of calculating the aggregate amount of the Purchaser Indemnified Parties’ Covered Losses under this Section 9.2(b)(i); and (B) Section 9.2(a)(i) (other than any Covered Loss resulting from a breach of the representations and warranties of Seller set forth in Section 3.19(a)), until the aggregate amount of the Purchaser Indemnified Parties’ Covered Losses under Section 9.2(a)(i) (other than any Covered Losses resulting from a breach of the representations and warranties of Seller set forth in Section 3.19(a)) exceeds $10,500,000 (the “Deductible”), after which Seller shall be obligated for all the Purchaser Indemnified Parties’ Covered Losses under Section 9.2(a)(i) in excess of the Deductible, subject to Section 9.2(b)(i)(A), Section 9.2(b)(ii) and Section 9.2(b)(iii);
(ii)    Seller shall not be required to indemnify, defend or hold harmless any Purchaser Indemnified Party against, or reimburse any Purchaser Indemnified Party for any Covered Losses pursuant to Section 9.2(a)(i) resulting from a breach of the representations and warranties of Seller set forth in Section 3.19(a) until the aggregate amount of the Purchaser Indemnified Parties’ Covered Losses under Section 9.2(a)(i) resulting from a breach of the representations and warranties of Seller set forth in Section 3.19(a) exceeds $1,000,000 (the “Warranty Deductible”), after which Seller shall be obligated for all the Purchaser Indemnified Parties’ Covered Losses under Section 9.2(a)(i) resulting from a breach of the representations and warranties of Seller set forth in Section 3.19(a) in excess of the Deductible, subject to Section 9.2(b)(i)(A) and Section 9.2(b)(iii); and
(iii)    the cumulative indemnification obligation of Seller under Section 9.2(a)(i) shall in no event exceed $87,500,000 (the “Cap”); provided, however, the monetary limitations set forth in Section 9.2(b) shall not apply to claims for Covered Losses arising out of or resulting from any breach of the representations and warranties set forth in Sections 3.1, 3.2, 3.8(c)(i) and 3.16.

Section 9.3    Indemnification by Purchaser. (a) Subject to the provisions of this Article IX, effective at and after the Closing, Purchaser shall indemnify, defend and hold harmless Seller and its Affiliates (collectively, the “Seller Indemnified Parties”), from and against any and all Covered Losses incurred or suffered by any of the Seller Indemnified Parties to the extent arising out of or resulting from (i)any breach of any representation or warranty of Purchaser contained in Article IV of this Agreement (in each case, without giving effect to any “material adverse effect,” materiality or similar qualifications contained therein); (ii) any breach of any covenant or agreement of Purchaser contained in this Agreement; and (iii) any Assumed Liability.
(b)    Notwithstanding any other provision in this Agreement to the contrary:
(ii)    Purchaser shall not be required to indemnify, defend or hold harmless any Seller Indemnified Party against, or reimburse any Seller Indemnified Party for, any Covered Losses pursuant to any claim under Section 9.3(a)(i), (A) unless such claim involves Covered Losses in excess of the De Minimis Amount and if such Covered Losses do not exceed the De Minimis Amount, such Losses shall not be applied to or considered for the Deductible or otherwise for purposes of calculating the aggregate amount of the Seller Indemnified Parties’ Covered Losses under this Section 9.3(b)(i); and (B) until the aggregate amount of the Seller Indemnified Parties’ Covered Losses under Section 9.3(a)(i) exceeds the Deductible, after which Purchaser shall be obligated for all the Seller Indemnified Parties’ Covered Losses under Section 9.3(a)(i) in excess of the Deductible, subject to Section 9.3(b)(i)(A) and Section 9.3(b)(ii); and
(iii)    the cumulative indemnification obligation of Purchaser under 9.3(a)(i) shall in no event exceed the Cap; provided, however, the monetary limitations set forth in Section 9.3(b) shall not apply to Covered Losses arising out of or resulting from any breach of the representations and warranties set forth in Sections 4.1, 4.2, and 4.5.
Section 9.4    Procedures. (h) A Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”) shall promptly notify the party or parties liable for such indemnification (the “Indemnifying Party”) in writing of any pending or threatened claim or demand that the Indemnified Party has determined has given or would reasonably be expected to give rise to such right of indemnification (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party, such claim being a “Third Party Claim”), describing in reasonable detail the facts and circumstances, to the extent then known by the Indemnified Party, with respect to the subject matter of such claim or demand; provided that neither the failure to provide such notice nor any deficiency in such notice shall release the Indemnifying Party from any of its obligations under this Article IX except to the extent the Indemnifying Party is actually prejudiced by such failure, it being agreed that notices for claims in respect of a breach of a representation, warranty, covenant or agreement must be delivered prior to the expiration of any applicable survival period specified in Section 9.1 for such representation, warranty, covenant or agreement.

(i)    Upon receipt of a notice of a Third Party Claim for indemnity from an Indemnified Party pursuant to Section 9.2(a) or Section 9.3(a), the Indemnifying Party will be entitled, by notice to the Indemnified Party delivered within twenty (20) Business Days of the receipt of notice of such Third Party Claim stating that the Indemnifying Party will assume the defense and control of such Third Party Claim (at the expense of such Indemnifying Party) and hold harmless the Indemnified Party from and against the entirety of any and all Covered Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim; provided that, if the Indemnifying Party assumes such defense and, in the course of defending such Third Party Claim, (x) the Indemnifying Party discovers that the facts presented at the time the Indemnifying Party acknowledged its indemnification obligation in respect of such Third Party Claim were not true and (y) such untruth provides a reasonable basis for asserting that the Indemnifying Party does not have an indemnification obligation in respect of such Third Party Claim, then (A) the Indemnifying Party shall not be bound by such acknowledgment, (B) the Indemnifying Party shall promptly thereafter provide the Indemnified Party written notice of its assertion that it does not have an indemnification obligation in respect of such Third Party Claim and (C) the Indemnified Party shall have the right to assume the defense of such Third Party Claim. Notwithstanding an election to assume the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate co-counsel and to participate in the defense as counsel of record, if applicable, in such action or proceeding (and the parties shall jointly control the defense), and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) there exists an actual or potential conflict of interest between the Indemnified Party and the Indemnifying Party in connection with the defense of the Third Party Claim that would make representation by the same counsel or the counsel selected by the Indemnifying Party inappropriate, (ii) such Third Party Claim seeks an injunction or other equitable relief against the Indemnified Party or (iii) such Third Party Claim relates to or otherwise arises in connection with any criminal or regulatory enforcement Action. In any other event not set forth in the previous sentence, the Indemnifying Party shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense. In any event, the Indemnified Party and Indemnifying Party and their counsel shall cooperate in the defense of any Third Party Claim subject to this Article IX and keep such Persons informed of all developments relating to any such Third Party Claims, and provide copies of all relevant correspondence and documentation relating thereto. If the Indemnifying Party does not assume the defense and control of any Third Party Claim pursuant to this Section 9.4(b), the Indemnified Party shall be entitled to assume and control such defense, but the Indemnifying Party may nonetheless participate in the defense of such Third Party Claim with its own counsel and at its own expense. Purchaser or Seller, as the case may be, shall, and shall cause each of its Affiliates and Representatives to, reasonably cooperate with the Indemnifying Party in the defense of any Third Party Claim, including by furnishing books and records, personnel and witnesses, as appropriate for any defense of such Third Party Claim. If the Indemnifying Party has assumed the defense and control of a Third Party Claim, it shall not be authorized to consent to a settlement or compromise of, or the entry of any judgment arising from, any Third Party Claim without the consent of any Indemnified Party, which consent shall not be unreasonably withheld or delayed, unless, (i) the Indemnified Party is given a full and complete release of any and all Liability by all relevant parties to such claim or demand, (ii) the damages payable under the settlement are limited only to monetary payments for which the Indemnified Party is fully indemnified by the

Indemnifying Party and (iii) such Third Party Claim does not involve any injunctive relief or finding or admission of any violation of Law or admission of any wrongdoing by any Indemnified Party. No Indemnified Party will consent to the entry of any judgment or enter into any settlement or compromise with respect to a Third Party Claim without the prior written consent of the Indemnifying Party. In the event that the Indemnified Party conducts the defense of a Third Party Claim pursuant to this Section 9.4(b) (whether as sole, lead or co-counsel), the Indemnifying Party will remain responsible for any and all Covered Losses that the Indemnifying Party may incur or suffer resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim to the fullest extent provided in this Article IX.
(j)    Notwithstanding anything in this Agreement to the contrary, Section 9.4 shall not apply with respect to any Tax Proceedings or any other claim related to Taxes or Tax Returns.
Section 9.5    Exclusive Remedy and Release. Purchaser and Seller acknowledge and agree that, following the Closing, the indemnification provisions of Section 9.2, Section 9.3 and the specific performance provisions of Section 10.6 shall be the sole and exclusive remedies of Seller and Purchaser, respectively, for any Covered Losses (including any Covered Losses from claims for breach of contract, warranty, tortious conduct (including negligence) or otherwise and whether predicated on common law, statute, strict liability, or otherwise, except claims for fraud) that each party may at any time suffer or incur, or become subject to, as a result of or in connection with this Agreement, the Transaction or the other transaction contemplated by this Agreement, including any breach of any representation or warranty in this Agreement by any party, or any failure by any party to perform or comply with any covenant or agreement that, by its terms, was to have been performed, or complied with, under this Agreement and the other Transaction Documents. Without limiting the generality of the foregoing, the parties hereto hereby irrevocably waive any right of rescission they may otherwise have or to which they may become entitled.
Section 9.6    Additional Indemnification Provisions. With respect to each indemnification obligation contained in this Agreement, the amount of Covered Losses shall calculated net of any third-party insurance or indemnity, contribution or similar proceeds that have been recovered by the Indemnified Party in connection with the facts giving rise to the right of indemnification (it being agreed that if third-party insurance or indemnification, contribution or similar proceeds in respect of such facts are recovered by the Indemnified Party subsequent to the Indemnifying Party’s making of an indemnification payment in satisfaction of its applicable indemnification obligation, such proceeds shall be promptly remitted to the Indemnifying Party to the extent of the indemnification payment made), and the Indemnified Party shall use, and cause its Affiliates to use, commercially reasonable efforts to seek full recovery under all insurance and indemnity, contribution or similar provisions covering such Covered Loss to the same extent as it would if such Covered Loss were not subject to indemnification hereunder. Upon making any payment to the Indemnified Party for any indemnification claim pursuant to this Article IX, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights which the Indemnified Party may have against any third parties with respect to the subject matter underlying such indemnification claim, and the Indemnified Party shall assign any such rights to the Indemnifying Party. The amount of Covered Losses shall be calculated without any adjustment for Tax benefits to the Indemnified Party. If a payment for a Covered Loss has been made pursuant to this Article IX and the Indemnified

Party actually receives (including through a reduction in Taxes otherwise paid or required to be paid) a net Tax benefit (calculated on a “with and without” basis and taking into account the intended Tax treatment of indemnification payments under this Agreement in accordance with Section 9.9, any reduction in Tax attributes of the Indemnified Party, including depreciable and/or amortizable Tax basis and any costs and out of pocket expenses incurred in connection with the realization and receipt of such Tax benefit) with respect to the corresponding Covered Loss in the Tax year in which the Covered Loss is suffered or the next succeeding Tax year, the Indemnified Party shall pay to the Indemnifying Party an amount equal to such net Tax benefit actually received; provided, that the Indemnified Party shall not be obligated, in any event, to pay to the Indemnifying Party more than the amount of the corresponding payment made by the Indemnifying Party to the Indemnified Party with respect to the applicable Covered Loss.
Section 9.7    Limitation on Liability. Notwithstanding anything to the contrary contained in this Agreement (including this Article IX), neither party shall be liable to the other party or its Affiliates, whether in contract, tort (including negligence and strict liability) or otherwise, at law or in equity, and “Covered Losses” shall not include any amounts for any consequential, special, incidental, indirect, punitive or similar damages whatsoever (including lost profits, diminution of value, or damages calculated on multiples of earnings or other metrics approaches), except (i) to the extent awarded against an Indemnified Party in connection with a Third Party Claim or (ii) arising out of or related to the Specified Litigation Liabilities.
Section 9.8    Mitigation. Except with respect to Taxes and Tax Returns, each of the parties agrees to use its commercially reasonable efforts to mitigate its respective Covered Losses upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any Covered Losses that are indemnifiable hereunder.
ARTICLE X
GENERAL PROVISIONS
Section 10.1    Entire Agreement. This Agreement, any letter agreement between Seller and Purchaser entered into on the date of this Agreement, the other Transaction Documents, the Schedules and Exhibits hereto and thereto, and the Confidentiality Agreement, along with the Seller Disclosure Schedules and Purchaser Disclosure Schedules, constitute the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings relating to such subject matter. Neither party shall be liable or bound to the other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein and therein.
Section 10.2    Assignment. Neither this Agreement nor any of the rights and obligations hereunder may be assigned or transferred by either party (whether by operation of Law or otherwise) without the prior written consent of the other party hereto. Any attempted assignment in violation of this Section 10.2 shall be void. Subject to the two preceding sentences, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding the foregoing, (a) Purchaser may (x) assign all or any portion of its rights under this Agreement, or delegate all or any portion of its obligations under this Agreement, in each case with reference to all or any portion of the Purchased Assets or the Assumed Liabilities, to a

wholly owned Subsidiary without Seller’s consent and (y) may grant a security interest and/or a collateral assignment to its lenders of its respective rights and benefits arising under this Agreement; provided, that no such assignment or delegation or grant of a security interest will release Purchaser from any of its Liabilities or obligations hereunder.
Section 10.3    Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. By an instrument in writing, Purchaser, on the one hand, or Seller, on the other hand, may waive compliance by the other with any term or provision of this Agreement that the other party was or is obligated to comply with or perform. Such waiver or failure to insist on strict compliance with such term or provision shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure of compliance.
Section 10.4    No Third-Party Beneficiaries. Except for Section 9.2 and Section 9.3, which are intended to benefit, and to be enforceable by, the parties specified therein, this Agreement, together with the other Transaction Documents and the Exhibits and Schedules hereto and thereto are not intended to confer in or on behalf of any Person not a party to this Agreement (and their successors and assigns) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof.
Section 10.5    Notices. All notices and other communications to be given to any party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, or five (5) days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of a facsimile or email transmission (receipt confirmation requested), and shall be directed to the address set forth below (or at such other address or facsimile number or email address as such party shall designate by like notice):

(i)	if to Purchaser,
Gentex Corporation
600 N. Centennial Street
Zeeland, MI 49464
Facsimile:    (616) 772-0321
Attention:    Steve Downing
    Brian Rees
Email:    sdowning@gentex.com
    brian.rees@gentex.com
with a copy (which shall not constitute notice) to:
Ropes & Gray LLP
191 North Wacker Drive
32nd Floor
Chicago, IL 60606
Facsimile:    (312) 845-5507
Attention:    James T. Lidbury

    William J. McCabe
Email:    james.lidbury@ropesgray.com
    william.mccabe@ropesgray.com
(ii)    if to Seller,
Johnson Controls, Inc.
5757 N. Green Bay Avenue
Milwaukee, WI 53201
Facsimile:    (414) 524-2828
Attention:    Brian Cadwallader
Email:    brian.j.cadwallader@jci.com

with a copy (which shall not constitute notice) to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Facsimile:    (212) 403-2000
Attention:    Andrew R. Brownstein
    David K. Lam
Email:    ARBrownstein@wlrk.com
    DKLam@wlrk.com
Section 10.6    Specific Performance. The parties hereto agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the parties hereto do not perform any provision of this Agreement in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled in Law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction.
Section 10.7    Governing Law and Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Michigan, without regard to any choice or conflict of law provision or rule (whether of the State of Michigan or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Michigan. In addition, each of the parties hereto (a) submits to the exclusive personal jurisdiction of the Third (3rd) Circuit Court of the State of Michigan, County of Wayne, or the United States District Court for the Eastern District of Michigan located in Detroit, Michigan, in the event any dispute (whether in contract, tort or otherwise) arises out of this Agreement or the Transaction or the other transactions contemplated hereby; (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (c) agrees that it will not bring any Proceeding relating to this Agreement or the Transaction or the other transactions contemplated hereby in any court other than the Third (3rd) Circuit Court of the State of Michigan, County of Wayne, or the United States District Court for the Eastern District of Michigan located in Detroit, Michigan; and (d) agrees that it will not seek to assert by way of motion, as a defense or otherwise, that any such Proceeding (i) is brought in an inconvenient forum, (ii) should be transferred or removed to any court other than one of the above-named courts, (iii) should be stayed by reason of the pendency of some other proceeding in any court other than one of the above-named court, or (iv) that this Agreement or the subject matter hereof may not be enforced in or by the above-named courts. Each party agrees that service of process upon such party in any such Proceeding shall be effective if notice is given in accordance with Section 10.5. Notwithstanding the foregoing in this Section 10.7, a party may commence any Action in any court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts relating to any dispute (whether in contract, tort or otherwise) arising out of this Agreement or the Transaction or the other transactions contemplated hereby.
Section 10.8    Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE ADMINISTRATION THEREOF OR THE TRANSACTION OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 10.8. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 10.8 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.
Section 10.9    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 10.10    Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more such counterparts have been signed by each party and delivered (by facsimile, e-mail, or otherwise) to the other party. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) from, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signatures. This Agreement has been executed in the English language. If this Agreement is translated into another language, the English language text shall in any event prevail.
Section 10.11    Expenses. Whether or not the Closing takes place, and except as set forth otherwise in this Agreement, all costs and expenses incurred in connection with this Agreement, the Transaction and the other transactions contemplated hereby shall be paid by the party incurring such expense. Notwithstanding the foregoing, Seller shall pay the reasonable, documented fees and expenses of Purchaser incurred in connection with seeking Regulatory Approval under the Antitrust Laws of Mexico, provided that such fees and expenses to be paid by Seller will not exceed $50,000 in the aggregate.
Section 10.12    Interpretation; Absence of Presumption. It is understood and agreed that the specification of any dollar amount in the representations and warranties or covenants contained in this Agreement or the inclusion of any specific item in the Seller Disclosure Schedules or Purchaser Disclosure Schedules is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Seller Disclosure Schedules or Purchaser Disclosure Schedules in any dispute or controversy between the parties as to whether any obligation, item or matter not described in this Agreement or included in the Seller Disclosure Schedules or Purchaser Disclosure Schedules is or is not material for purposes of this Agreement. Nothing herein (including the Seller Disclosure Schedules or the Purchaser Disclosure Schedules) shall be deemed an admission by either party or any of its Affiliates, in any Proceeding or Action, that such party or any such Affiliate, or any third party, is or is not in breach or violation of, or in default in, the performance or observance of any term or provisions of any Contract. For the purposes of this Agreement, (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (d) references to “Dollars” or “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement and the Transaction Documents shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) provisions shall apply, when appropriate, to successive events and transactions; (i) the headings contained in this Agreement and the other Transaction Documents are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement and the other Transaction Documents; (j) Seller and Purchaser have each participated in the negotiation and drafting of this Agreement and the other Transaction Documents and if an ambiguity or question of interpretation should arise, this Agreement and the other Transaction Documents shall be construed as if drafted jointly by the parties thereto and no presumption or burden of proof shall arise favoring or burdening either party by virtue of the authorship of any of the provisions in this Agreement or the other Transaction Documents; (k) a reference to any Person includes such Person’s successors and permitted assigns; (l) any reference to “days” means calendar days unless Business Days are expressly specified; (m) reference to a document being “made available” shall mean such document was provided to Purchaser or its Representatives via electronic mail, or a copy of such document was posted (and made accessible to Purchaser or its Representatives) in the electronic data room maintained by Intralinks on behalf of Seller under the title “Project Nina” as of 6:00 p.m. Eastern Time as of the date prior to the date of this Agreement or made available to Purchaser or its Representatives in a “clean room” established by one of Seller’s Representatives and (n) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day.
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IN WITNESS WHEREOF, Seller and Purchaser have duly executed this Agreement as of the date first written above.
JOHNSON CONTROLS, INC.
By: /s/R. Bruce McDonald
Name: R. Bruce McDonald
Title: Executive Vice President , Chief Financial Officer
GENTEX CORPORATION
By: /s/ Steve Downing
Name: Steve Downing
Title: CFO, VP of Finance

[Signature Page to Asset Purchase Agreement]